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Exhibit 10.31

ASSET PURCHASE AGREEMENT

        THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into as of October 10, 2002, by and among Tabin Corporation, an Illinois corporation (the "Company" or "Seller"), and En Pointe Technologies Sales, Inc., a Delaware corporation (the "Purchaser").

R E C I T A L S

        WHEREAS, the Company is in the business of selling personal computer products to corporate end users (the "Business"); and

        WHEREAS, Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from Seller, substantially all of the intangible assets of Seller and certain inventory and tangible assets of Seller, but excluding any and all liabilities of Seller, except as otherwise expressly set forth in Section 1.4 hereof.

        NOW, THEREFORE, for and in consideration of the premises and mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the parties, and intending to be legally bound, the parties agree as follows:

A G R E E M E N T

ARTICLE I
PURCHASE AND SALE OF ASSETS AND PURCHASE PRICE

        1.1    Purchase and Sale of Assets.    Subject to the terms and conditions of this Agreement, on the Closing Date (as defined in Section 2.1 below), Seller shall sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase, accept and assume, all of Seller's right, title and interest in and to, all of the intangible assets owned by Seller and used or useful in the operation of the Business (except for the Excluded Liabilities (as defined in Section 1.5 below)) and certain tangible assets and inventory of Seller set forth on Schedule 1.1(g) and Schedule 1.1(h), respectively, attached hereto, free and clear of all Liens (as defined in Section 3.10(d) below, subject to Sections 2.3(a)(x) and 2.3(a)(xi) below), including, without limitation, the following and, in any case, excluding the Excluded Assets (as defined in Section 1.6 below) (collectively, the "Purchased Assets"):

          (a)  All customer lists and other customer information (including, without limitation, addresses, telephone numbers, web site addresses, contact person, etc.), all purchase agreements, all service and customer contracts and all rights associated therewith;

          (b)  All vendor lists and other vendor information (including, without limitation, addresses, telephone numbers, web site addresses, contact person, etc.), all supply agreements, all vendor contracts, all warranty and service contracts and documentation, rights and authorizations and all rights associated therewith;

          (c)  All copyrights, patents, trademarks, trade names, service names, service marks, trade secrets, know-how, processes, methods and procedures used in or otherwise associated with the Business and all rights and good will associated therewith, including without limitation (i) all telephone numbers (including without limitation all 1-800, 1-866, 1-877 and 1-888 numbers); and (ii) the Intellectual Property set forth on Schedule 3.12 attached hereto and all other patentable material, patent applications and issued patents, copyrightable material, copyright applications and issued copyright registrations, and all electronic and magnetic media and other documents with respect thereto, whether finished or work-in-process, and all documentation with respect thereto, and all other intellectual property materials related to the Business; including without limitation (A) all web site pages, sub-pages and IP addresses specifically associated with the Company at or through www.tabin.com (the "Tabin URL"), together with all scripts and compiled code for the Tabin URL, products and systems associated with the Tabin URL and such web site pages, sub-pages and IP addresses (collectively the "Company Systems"); (B) all HTML code for all pages associated with the Tabin URL and the Company Systems; (C) the libraries, database(s) and pages containing all content in relation to the Tabin URL and the Company Systems; (D) at Purchaser's option, all computer hardware to support the Tabin URL site, including all servers, switches; (E) all user, prospect, vendor, supplier and customer databases associated with the Business, the Tabin URL and/or the Company Systems; and (H) all other intellectual property rights associated with the Business, the Tabin URL and/or the Company Systems, except to the extent such assets include any Excluded Liabilities; provided, that if Purchaser elects to use services such as the CNet Channel Online Order processing system after the Closing, Purchaser will be responsible for and will need to pay for post-acquisition costs in retrieving any necessary data from such services (collectively, the "Company IP");

          (d)  To the extent assignable and subject to applicable regulatory approvals, each of the Company's valid authorizations, permits and licenses necessary to operate the Business;

          (e)  Copies of all of the Company's books, records and financial records (whether in hard copy or computer format) relating to the Business and the Purchased Assets purchased hereunder; and

          (f)    Any and all other intangible assets of whatever type or description, including those intangible assets that are (i) reflected in the balance sheet contained in the July 31, 2002 financial statements described in Section 3.7 below, or (ii) used or useful in the operation of the Business, except to the extent such assets have been disposed of in the ordinary course of business since the date of such balance sheet or include any Excluded Liabilities; and

          (g)  The tangible assets listed on Schedule 1.1(g) attached hereto; and

          (h)  The inventory to be agreed upon by Purchaser and Seller and listed on Schedule 1.1(h) attached hereto.

        1.2    Purchase Price and Use; Earn Out.    (a) The aggregate initial purchase price to be paid for the Purchased Assets (the "Purchase Price") to the Company shall be equal to the sum of: (x) $1,000,000 for intangible assets; (y) $145,000 for the tangible assets set forth on Schedule 1.1(g); and (y) an amount for inventory to be agreed upon by Purchaser and Seller and listed on Schedule 1.1(h) attached hereto, to be paid as follows: (i) the sum of $845,000 plus the amount for inventory to be agreed upon by Purchaser and Seller and listed on Schedule 1.1(h) attached hereto shall be paid in cash by bank cashier's check or certified check or by wire transfer to the Company at the Closing (as defined in Section 2.1 below); (ii) $300,000 shall be paid to the Company pursuant to the terms and conditions of a four-month Promissory Note in substantially the form of Exhibit A attached hereto, executed and delivered to the Company (the "Closing Note"), which shall be guaranteed by En Pointe Technologies, Inc. pursuant to a Guaranty in the form of Annex I attached to the Closing Note (the "Parent Guarantee"), subject to adjustment pursuant to Section 1.3(c); provided, however, that Seller is required to immediately use such portion of the cash component of the Purchase Price received at Closing as is necessary to pay in full all indebtedness of the Company (except as otherwise noted and except to the extent that such indebtedness has already been paid in full prior to the Closing Date) owed to (i) LaSalle Bank, N.A. (partial repayment only); (ii) IBM Credit Corp.; (iii) Deerbart Financial Services Co.; and (iv) Ingram Micro in order to cause the release by each of such creditors of all liens, encumbrances and security interests of each of such creditors against any of the Purchased Assets (which may, at Purchaser's option, be paid directly by Purchaser out of the cash component of the

Purchase Price to be paid to Seller at Closing, as contemplated pursuant to Section 2.3(vii) below, with the remainder, if any, paid to Seller).

          (b)  In addition to the Purchase Price to be paid to the Company, the Company shall be entitled to receive earn-out compensation equal to (i) twenty-five percent (25%) of the monthly Net Income from the Company Post-Closing Business (as defined below) in excess of $50,000 per month PLUS fifteen percent (15%) of the monthly Gross Profit from all sales of "TLS" branded products for the one-year period ending on the day immediately preceding the first annual anniversary of the first day of the first full month after the month in which the Closing Date occurs (the "First Year Ending Date") and (ii) twenty percent (20%) of the monthly Net Income from the Company Post-Closing Business in excess of $50,000 per month PLUS fifteen percent (15%) of the monthly Gross Profit from all sales of "TLS" branded products for the one-year period beginning on the day after the First Year Ending Date (the "Earn-Out Compensation"). The Earn-Out Compensation shall be calculated on a three (3) month average and shall be paid to the Company quarterly in arrears within sixty (60) days after the close of each such three (3) month period.

          (c)  For purposes hereof, the term "Net Income from the Company Post-Closing Business" shall mean Branch Operating Income derived from revenues generated by the Company's employees that are hired by the Purchaser in the Company's Geographical Markets (including, but not limited to, the following employees, if hired by Purchaser, that were located in Dallas, Texas, San Jose, California, Denver, Colorado and Seattle, Washington: Nick Carter, Rusty Hollis, John Beasley, George Garces, Alan Shipman, MikeWejrowski, John Sniffen, Gus Michas and Nathan Ware) plus the Purchaser's current and future employees that are located in or assigned to the greater Chicago Illinois and Milwaukee, Wisconsin area in which Purchaser currently has an office (the "Chicago Branch Office"), plus the benefit of Company Rebates allocated at a rate of 1.15% of product cost of goods sold for the branch (subject to the modification of Company Rebates set forth in Section 1.3(b) below), and specifically identified MDF dollars, as may be mutually agreed on a "per marketing event" basis, shall be allocated to the Chicago Branch Office. Purchaser and Seller agree that it is the express intent of the parties hereto that all of the Company's employees who are hired by the Purchaser in the Company's Geographical Markets will be assigned to the Purchaser's Chicago Branch Office. The "Net Income from Company Post-Closing Business" will be calculated using the Purchaser's Chicago branch P&L (provided that no corporate overhead expenses of Purchaser will be allocated to the Chicago, Illinois sales branch in making such calculation), adjusted for those items that are not typically recorded at the branch level in the Purchaser's general ledger (such as corporate level and centralized IT, administrative, accounting, marketing, human resources and interest expense items). The Company and Purchaser each agrees and understands that 50% of the cost of Scott Ward's (or his replacement's) annual direct employment compensation, including only wages, commissions and additional compensation, will be included in the determination of "Net Income from the Company Post-Closing Business" to a maximum of $100,000 during the first annual period ending on the First Year Ending Date and $150,000 during the one-year period beginning on the day after the First Year Ending Date

          (d)  For purposes hereof, the following additional defined terms shall apply: (i) "Company's Geographical Markets" shall mean those locations where the Company has either offices or employees prior to the Closing Date (i.e., the Greater Chicago, Illinois area and Milwaukee, Wisconsin area); (ii) "Branch Net Sales" shall mean, with respect to a particular branch office, gross sales of products and services by the branch (including shipping, plus recognition of previously deferred revenue) LESS newly deferred revenue, taxes and credits for returns, rebates and adjustments; (iii) "Branch Gross Profit" shall mean, with respect to a particular branch office, Branch Net Sales as recognized pursuant to generally accepted accounting principles PLUS Sales Representative Rebates, LESS related product costs of goods and services costs, costs of shipping and insurance and costs related to manufacturer, vendor and supplier RMA (Return Merchandise Authorization) short credits; (iv) "Sales Representative Rebates" shall mean, with respect to a particular branch office, rebates received from manufacturers, vendors and suppliers designated by Purchaser as tied to specific sale transactions; (v) "Company Rebates" shall mean rebates received from manufacturers, vendors and suppliers, including mark-ups and load, that are based upon broad levels of purchases and are not or cannot typically be tied to a specific sale transaction; (vi) "Branch Operating Expenses" shall mean, with respect to a particular branch office, expenses incurred in the operation of a sales branch office including, but not limited to, direct expenses such as wages, commissions, travel and entertainment expenses, rent and other fees and taxes, and indirect expenses, including liability insurance (based upon branch office revenue) and direct (non-administrative) employee benefit costs and expenses, that are directly attributable to the branch office; (vii) "MDF" shall mean, with respect to a particular branch office, Market Development Funds provided by manufacturers, vendors and suppliers to be used for specific marketing events and costs (often characterized as "Co-op Funds" by Purchaser); and (viii) "Branch Operating Income" shall mean, with respect to a particular branch office, the Branch Gross Profit LESS its Branch Operating Expenses.

          (e)  In addition to the foregoing, pursuant to the terms of the Employment Agreement for Josh Tabin referred to in Section 2.3(a)(iii) below, during the term in which the Company is entitled to receive Earn-Out Compensation pursuant to this Section 1.2, Joshua Tabin will be eligible to receive bonus compensation equal to two and one-half percent (2.5%) of the monthly Net Income from the Company Post-Closing Business in excess of $50,000 per month.

        1.3    Purchase Price and Earn-Out Compensation Offsets and Adjustments.

          (a)  The Company understands and agrees that the Purchaser shall have the absolute right to setoff against all or any portion of the payments due pursuant to the Closing Note and against all or any portion of the Earn-Out Compensation that may hereafter become due the full amount of any claims that Purchaser may have for indemnity pursuant to the provisions of Section 9.2 hereof, and Section 11.3. Purchaser shall not exercise any setoff rights under this subsection (a) without first giving Seller at least ten (10) business days prior written notice of its intent to exercise such setoff rights.

          (b)  Cumulative with and not in lieu of any offsets or adjustments made pursuant to Section 1.3(a), Section 1.3(c) and/or Section 1.3(d), the Company understands and agrees that the principal amount of the Closing Note will be reduced by $6 per average monthly gross profit margin dollar under $260,000 realized during the four months following the Closing Date (commencing with the first full month after the month in which the Closing Date occurs) through Purchaser's use of the Purchased Assets (based on the assumption that average monthly sales of the Company are currently $2,080,000 per month with a Gross Profit Margin Percentage of twelve and one-half percent (12.5%), or $260,000). For example, if the gross profit margin dollars realized through Purchaser's use of the Purchased Assets during such four-month period is equal to or less than $210,000, the principal balance under the Promissory Note shall be reduced to $0. For purposes hereof, the term "Gross Profit Margin Percentage" shall be defined as the sum of the Chicago Branch Office Branch Gross Profit plus Company Rebates for the Chicago Branch Office, calculated at a rate of 1.15% of product cost of goods sold for such branch office, divided by the Chicago Branch Net Sales. If Company Rebates increase or decrease by at least 0.20% (20 basis points)—excluding Microsoft Company Rebates—during the period for which Seller is entitled to receive Earn-Out Compensation from that calculated prior to the Closing Date, Purchaser and Seller will prorate the Company Rebate allocated for purposes of calculating "Net Income from the Company Post-Closing Business." In this regard, Purchaser's base line percentage for Company Rebates is 1.7%. Therefore, if Company Rebates for the whole Company (as operated post-closing by Purchaser) as a percentage of COGS (cost of goods sold) for any given period in which Seller is entitled to receive Earn-Out Compensation (X), is more than 1.9% or less than 1.5%, then the new formula for branch office Company Rebates (Y) shall be: Y=(X/1.7)*1.15. Purchaser shall not exercise any setoff rights under this subsection (b) without first giving Seller at least ten (10) business days prior written notice of its intent to exercise such setoff rights.

          (c)  On the Closing Date, the Company understands and agrees that the cash portion of the Purchase Price will be reduced by the amount of $3,879.36, which amount represents a proration with respect to deferred costs and expenses on specific service engagements assumed by Purchaser pursuant to Section 1.4 below with respect to which a deferred revenue balance exists.

          (d)  Cumulative with and not in lieu of any offsets or adjustments made pursuant to Section 1.3(a), Section 1.3(b) and/or Section 1.3(c) above, the Company understands and agrees that the Purchaser shall have the absolute right to setoff against all or any portion of the payments due pursuant to the Closing Note and against all or any portion of the Earn-Out Compensation that may hereafter become due the full amount of any personal property taxes, sales taxes or other taxes that Purchaser pays on behalf of Seller pursuant to the provisions of Section 8.1 and 8.5 hereof or any other amounts that Purchaser pays on behalf of Seller which Seller is obligated to pay pursuant to the terms of this Agreement or otherwise. Purchaser shall not exercise any setoff rights under this subsection (a) without first giving Seller at least ten (10) business days prior written notice of its intent to exercise such setoff rights.

        1.4    Assumed Contracts.    Purchaser shall assume on the Closing Date, in respect of liabilities of the Company, only (i) the performance of the obligations of the Company under those contracts, documents and agreements identified on Schedule 1.4 attached hereto (the "Assumed Contracts") (subject to obtaining the prior written consent to such assumption by the third parties to such contracts and agreements, if required), except to the extent any such obligations are in default that has occurred as of or is continuing on the Closing Date, and (ii) the performance obligations of the Company with respect to deferred revenue balances which represent retainers paid by customers on current service revenue engagements (but only those with respect to Purchased Assets).

        1.5    Excluded Liabilities.    Except as specifically set forth in Section 1.4, Seller retains, and Purchaser shall not assume, any Liabilities (as defined in Section 3.8 below) directly or indirectly arising out of or related to the Business or the Purchased Assets (the "Excluded Liabilities"), including, but not limited to, (i) the items listed on Schedule 1.5 attached hereto, (ii) any Liabilities that are not disclosed to Purchaser on the schedules hereto, and (iii) any failure by the Company to collect any and all sales, use and other similar taxes incurred as a result of the Company's operation of the Business or ownership of the Purchased Assets prior to the Closing Date and/or pay such sales, use and other similar taxes to the appropriate tax depositories or collecting authorities when due, or withhold or collect from each payment to each of the Company's employees prior to the Closing Date the amount of all taxes required to be withheld or collected therefrom and/or pay such taxes to the appropriate tax depositories or collecting authorities when due.

        1.6    Excluded Assets.    Notwithstanding anything to the contrary in the foregoing, Seller shall retain, and Purchaser shall not assume, Seller's interest in WiTH described in Schedule 3.6 attached hereto, Seller's management arrangement with 619 S. LaSalle, LLC referred to in Schedule 3.6 attached hereto, the right to use the tradename "Tabin" or "Tabin Corporation" (including the rights to the registered service marks set forth on Schedule 3.12 attached hereto) or any personal property of Joshua Tabin not directly associated with and necessary to the conduct of the Business (consisting primarily of antique furniture which is not being used as office furniture, throw rugs and personal effects of Joshua Tabin at the Company's offices in Chicago, Illinois), computer software of the Company, cash and accounts receivable of the Company existing as of the Closing Date, any advances made to, draws by or notes receivable from any employees of the Company existing as of the Closing Date, the originals of the corporate charter and minute books of the Company and the rights of Seller under this Agreement and the Related Agreements (as defined in Section 3.3 below) (the "Excluded Assets").

        1.7    Allocation; Cooperation with Respect to Tax and Legal Impact.    The allocation of the Purchase Price shall be as follows: (1) intangible assets—$1,000,000; (2) inventory—as set forth on Schedule 1.1(h) attached hereto; and (3) other fixed tangible assets—$145,000, as set forth on Schedule 1.1(g) attached hereto. Inventory that is in good and usable condition (as determined by Purchaser in its sole discretion) and available for immediate sale will be purchased in the Purchaser's sole discretion at the Closing at current prices as determined by Purchaser in its sole discretion. Other inventory will be purchasable as sold at a price to be determined by Purchaser in its sole discretion. Any and all purchases of any inventory are at the discretion of Purchaser, and Seller shall have the right to exclude all or part of any inventory from this transaction and sell same on its own. The value/price of inventory will be mutually agreed upon prior to Closing and set forth in Schedule 1.1(h) prior to Closing. The allocation of the Purchase Price shall comply with the requirements of Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). Purchaser and the Company each agrees to file IRS Form 8594, and all federal, state, local and foreign tax returns and filings, in accordance with the allocation set forth on Schedules 1.1(g) and 1.1(h). Without in any way limiting the foregoing and subject to the requirements of applicable law, Purchaser and the Company agree to otherwise cooperate in good faith to mitigate income tax consequences and negative legal consequences to the parties arising from the consummation of this transaction, provided that there is no impact to the Purchase Price or adverse impact on any of the parties.

ARTICLE II
CLOSING

        2.1    Closing.    The closing (the "Closing") of the transactions contemplated by this Agreement will be held on or prior to September 30, 2002 (the "Closing Date") at 10:00 a.m. at the offices of Rutan & Tucker, 611 Anton Boulevard, Suite 1400, Costa Mesa, California 92626, or at such other time, date or location as the parties hereto may mutually agree upon.

        2.2    Purchaser Deliveries.    At the Closing, the Purchaser shall deliver to the Company:

            (i)  cash, or by cashier's or certified check or by wire transfer to an account which the Company has identified in writing to the Purchaser at least three (3) days prior to the Closing Date, an amount equal to the sum of $845,000 plus the amount for inventory to be agreed upon by Purchaser and Seller prior to the Closing Date and listed on Schedule 1.1(h) attached hereto;

          (ii)  the duly executed Closing Note and Parent Guarantee;

          (iii)  the Lease Agreement in the form attached hereto as Exhibit B, duly executed by Purchaser (the "Lease Agreement");

          (iv)  evidence that the persons set forth on Schedule 2.2(v) attached hereto have accepted employment with Purchaser;

          (v)  a Bill of Sale and Assignment and Assumption Agreement in the form attached hereto as Exhibit C (the "Bill of Sale"), duly executed by Purchaser;

          (vi)  a copy of the Articles of Incorporation of Purchaser, as amended, and Bylaws of Purchaser, as amended, and the resolutions adopted by the Board of Directors of Purchaser (or its parent company, En Pointe Technologies, Inc.) approving, authorizing and directing the execution of this Agreement and the consummation of the transactions contemplated thereby, each certified by the Chief Financial Officer of Purchaser (who is also the Chief Financial Officer of En Pointe Technologies, Inc.) as being in full force and effect on and as of the Closing Date; and

        (vii)  A certificate of the Secretary of State of Delaware dated within fourteen (14) business days of the Closing Date to the effect that Purchaser is a validly existing corporation in good standing under the laws of the State of Delaware and a Certificate of the Secretary of State of California dated within fourteen (14) business days of the Closing Date to the effect that Purchaser is in good standing under the laws of the State of California.

        2.3    Seller Deliveries and Actions.

          (a)  At the Closing, the Seller shall deliver to the Purchaser:

              (i)  physical possession of all of the Purchased Assets, at such place and in such manner as the Purchaser and the Company shall agree, except for any laptop or desktop personal computers and related peripheral equipment that are in the personal possession of employees of Seller that will be hired by Purchaser;

            (ii)  a Non-Competition and Non-Solicitation Agreement from the Company, duly executed by the Company, in the form attached hereto as Exhibit D;

            (iii)  the Bill of Sale, duly executed by Seller;

            (iv)  copies of all of the Company's books, records and financial records (whether in hard copy or computer format) relating to the Business and the Purchased Assets purchased hereunder;

            (v)  any and all consents, approvals, notices, filings, terminations or recordations of third parties required with respect to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby or by any of the agreements, documents or instruments referred to herein, including, without limitation, evidence of the termination by Seller and 619 S. LaSalle, LLC of the existing Industrial Loft Lease between Seller and 619 S. LaSalle, LLC with respect to the premises to which the Lease Agreement relates;

            (vi)  all Company IP, including all relevant documentation with respect thereto and all other documents, electronic and magnetic media and other materials with respect thereto, whether finished or work-in-process;

          (vii)  evidence satisfactory to Purchaser and Foothill Capital Corporation that the liens, encumbrances and security interests of each of (i) LaSalle Bank, N.A.; (ii) Deutsche Financial Services Corp.; (iii) IBM Credit Corp.; (iv) Deerbart Financial Services Co./Mid America Bank; (v) Ingram Micro; and (vi) American National Bank and Trust with respect to any of the Purchased Assets evidenced by UCC Financing Statements filed in any and all jurisdictions, together with any security agreements and other documents and instruments related thereto, and all indebtedness, obligations and liabilities of any kind or nature whatsoever associated with such liens, encumbrances and security interests and such security agreements and other documents and instruments related thereto are fully and forever released and terminated (which evidence at Closing shall include, at a minimum, irrevocable letters of direction entered into by Seller with such lien holders delivered to Purchaser in which wire transfer information and pay-off amounts for such lien holders and confirmation of release of liens upon receipt of pay-off amount by such lien holders is indicated in order to permit Purchaser to pay directly to such lien holders a portion of the cash component of the Purchase Price at Closing, except to the extent that any of such lien holders has already delivered proper documentation evidencing a full release of its liens, encumbrances and security interests at or prior to the Closing Date);

          (viii)  the Lease Agreement, duly executed by 619 S. LaSalle, LLC;

            (ix)  evidence satisfactory to Purchaser that the persons set forth on Schedule 2.2(v) attached hereto have been properly terminated by Seller and delivery of letters (in form and substance mutually agreed upon by Purchaser and Josh Tabin) from persons listed on said Schedule 2.2(v) who are sales personnel of Seller and who are collectively responsible for at least eighty-five percent (85%) (by revenue) of the existing customers of the Company based on sales of Seller for the 3 months ended July 31, 2002, which letters indicate that such person is aware of this acquisition transaction and intends to become employed by Purchaser upon consummation of the Closing;

            (x)  evidence satisfactory to Purchaser that any and all remaining payments with respect to any and all lease agreements, understandings or commitments pertaining to any of the Purchased Assets (including without limitation those listed on Schedule 3.11 hereto) have been made by Seller and that the purchase price therefor has been paid in full by Seller (other than with respect to any real property lease).

            (xi)  a copy of the Articles of Incorporation, as amended, and Bylaws of the Company, as amended, and the resolutions adopted by the Board of Directors of the Company approving, authorizing and directing the execution of this Agreement and the consummation of the transactions contemplated thereby, each certified by the Secretary of the Company as being in full force and effect on and as of the Closing Date;

          (xii)  evidence satisfactory to Purchaser that the all of the shareholders of the Company have approved the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby;

          (xiii)  a certificate of the Secretary of State of Illinois dated within fourteen (14) business days of the Closing Date to the effect that the Company is a validly existing corporation in good standing under the laws of the State of Illinois; and

          (xiv)  A Waiver and Consent by Real Property Owner(s) in the form attached hereto as Exhibit E, duly executed and notarized by 619 S. LaSalle, LLC.

          (b)  Simultaneously with such deliveries, the Company shall take such other steps and actions as may be necessary to put the Purchaser in actual possession and operating control of the Purchased Assets (except for any laptop or desktop personal computers and related peripheral equipment that are in the personal possession of employees of Seller that will be hired by Purchaser), the Company IP and the Business, as may be reasonably requested by Purchaser.

        2.4    Further Assurances.    From time to time after the Closing, and without further consideration, the Company shall execute and deliver such other instruments of conveyance, assignment, transfer and delivery, and take such other actions as the Purchaser may reasonably request in order more effectively to transfer to the Purchaser, and to place the Purchaser in possession or control of, the Purchased Assets, including without limitation the Company IP, intended to be transferred hereunder, to reasonably assist in the collection of any and all such Purchased Assets and all rights associated therewith, and to enable the Purchaser to exercise and enjoy all of the rights and benefits with respect thereto.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to the Purchaser that the following representations and warranties are true and correct on and as of the date hereof:

        3.1    Corporate Existence.    The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois and has full corporate power and authority to conduct its business as it is now being conducted and to own or lease all of its properties and assets. The Company is not required to be qualified or licensed to do business as a foreign corporation in any other jurisdiction where the ownership of its property or assets or the conduct or nature of the Business would require such qualification or license, except where the failure to so qualify will not result in a material adverse effect on the Business or the Company's financial condition. The Company has previously delivered to Purchaser true and complete copies of its Articles of Incorporation, as amended, and Bylaws, as amended, as in effect on the date hereof.

        3.2    Capitalization; Share Ownership.    The authorized capital stock of the Company consists solely of 1,000,000 shares of Common Stock, with par value, of which 1,000 shares are currently issued and outstanding, all of which shares are owned of record and beneficially by Joshua Tabin, which shares constitute all of the issued and outstanding capital stock of the Company. All of such shares are validly issued, fully paid and nonassessable, and such shares have been so issued in material compliance with all federal and applicable state securities laws. Except as set forth on Schedule 3.2, there are no outstanding subscriptions, options, rights, warrants, convertible securities or other agreements or commitments obligating the Company to issue or to transfer from treasury any additional shares of its capital stock of any class. Except as set forth on Schedule 3.2, there are no outstanding stock appreciation rights or any similar rights entitling any person to any payment based on the value of the Company or its capital stock. Except as set forth on Schedule 3.2, no other entity or person has any right, title or interest, beneficially or of record, in or to any securities of the Company.

        3.3    Authority.    The Company has full power and authority to enter into this Agreement and the other agreements referred to herein to which it is a party (collectively, the "Related Agreements"), to perform its obligations hereunder and thereunder and to carry out the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements, the performance by the Company of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all corporate, shareholder and other actions on the part of the Company required by applicable law, the Company's Articles of Incorporation, as amended, or Bylaws, as amended, or otherwise. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        3.4    No Violation.    Neither the execution and delivery of this Agreement nor the performance by the Company of its obligations hereunder or under any of the Related Agreements nor the consummation of the transactions contemplated hereby will (a) contravene any provision of the Articles of Incorporation or Bylaws of the Company; (b) violate, be in conflict with, constitute a default under, permit the termination of, cause the acceleration of the maturity of any debt or obligation of the Company under, require (except as disclosed on Schedule 3.5 hereto) the consent of any other party to, constitute a breach of, create a loss of a material benefit under, or result in the creation or imposition of any Lien, upon any property or assets of the Company under, any mortgage, indenture, lease, contract, agreement, instrument or commitment to which the Company is a party or by which it or any of its assets or properties may be bound; (c) to the knowledge of the Company, after due inquiry and reasonable investigation, violate any statute or law or any judgment, decree, order, regulation or rule of any court or governmental authority to which the Company or the Business is subject or by which the Company or any of its assets or properties are bound; or (d) create a claim of diversion of corporate opportunity against any director of the Company that could reasonably be expected to have a material adverse effect on the Company or the Business.

        3.5    Consents and Approvals.    Except as set forth on Schedule 3.5 hereto, no consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or any other third party is required to be made or obtained by the Company in connection with the execution, delivery or performance of this Agreement or any of the Related Agreements by the Company.

        3.6    Subsidiaries.    Except as set forth on Schedule 3.6 hereto, the Company does not own, either directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, limited liability company, business, trust, or other entity.

        3.7    Financial Statements.    The Company has delivered to the Purchaser the unaudited balance sheet of the Company as of July 31, 2002 and the related statements of revenues, profit and loss and Gross Profit Margin for the three-month period then ended, and the unaudited balance sheet of the Company as of December 31, 2001 and 2000 and the related statements of revenues, profit and loss and Gross Profit Margin for the fiscal year of Seller then ended, all of which have been internally prepared or compiled by an outside accounting firm reasonably acceptable to Purchaser (all such financial statements are hereinafter collectively referred to as the "Financial Statements"). The Financial Statements (i) were prepared or compiled from the books and records of the Company regularly maintained by management and used to prepare the financial statements of the Company, (ii) to the knowledge of the Company, were prepared in accordance with generally accepted accounting principles consistently applied throughout the period then ended and all periods prior to that period; (iii) are used by the Company in the ordinary conduct of the Business; and (iv) present completely, fairly and accurately the assets, liabilities and financial position, results of operations and other information included therein of the Company for the period or as of the dates thereof, subject, where appropriate, to normal year-end audit adjustments, in each case, to the knowledge of the Company, in accordance with generally accepted accounting principles consistently applied during the period covered.

        3.8    No Undisclosed Liabilities.    To Seller's knowledge, the Company has, and on the Closing Date will have, no debts, liabilities, commitments or obligations of any nature, absolute, accrued, contingent or otherwise (individually, a "Liability" and, collectively, the "Liabilities"), other than those which (a) are fully reflected and reserved against in the Financial Statements, (b) have been incurred since July 31, 2002 in the ordinary course of business in amounts and for terms consistent, individually and in the aggregate, with the past practice of the Company or (c) have been specifically disclosed in the schedules hereto by reference to the specific section of this Agreement to which such disclosure relates.

        3.9    Absence of Certain Changes.    Except as set forth on Schedule 3.9, since July 31, 2002, the Company has conducted the Business only in the ordinary course and consistent with prior practice in all material respects and the Company has not:

          (a)  suffered any material adverse change in its condition (financial or otherwise), results of operations, assets, liabilities, reserves, the Business, operations or prospects;

          (b)  suffered any material damage, destruction or loss, whether covered by insurance or not, materially adversely affecting its Business, operations, assets, prospects or condition (financial or otherwise);

          (c)  paid, discharged or satisfied any material Liability or other expenses, other than the payment, discharge or satisfaction of the Liabilities described in Section 3.8 in the ordinary course of business;

          (d)  paid or otherwise made any contribution to any profit-sharing or pension plan or other Employee Benefit Plan (as defined in Section 3.17 below), except as may be required by the Company's 401(k) pension and profit sharing plan consistent with past practices and procedures;

          (e)  mortgaged or pledged, or permitted the imposition of any Lien upon, any of its properties or assets (real, personal or mixed, tangible or intangible), other than those incurred in the ordinary course of business or otherwise listed on Schedule 3.10 hereto;

          (f)    other than in the ordinary course of business, cancelled or compromised any debts, or waived or permitted to lapse any material claims or rights, or sold, assigned, transferred or otherwise disposed of, any material properties or assets (real, personal or mixed, tangible or intangible);

          (g)  disposed of or permitted to lapse any rights to the use of any patent, registered trademark, service mark, trade name or copyright, or disposed of or disclosed to any person any trade secret, formula, process or know-how material to the Business not theretofore a matter of public knowledge;

          (h)  except as disclosed on Schedule 3.9 or in the ordinary course of business, granted any increase in the compensation of any officer, employee or consultant of the Company (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer, employee or consultant;

          (i)    entered into any commitment or transaction not in the ordinary course of business or made any capital expenditure or commitment for any additions to property, plant or equipment, except commitments, transactions or capital expenditures which do not in any single case exceed $25,000;

          (j)    made any meaningful change in any method of accounting or accounting practice (including, without limitation, any change in depreciation or amortization policies or rates);

          (k)  paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers, directors, employees, shareholders, or any family member or Affiliate (as defined in Section 3.24 below) of any of its officers, directors, employees or shareholders, or any officer, director, employee or shareholder of any such Affiliate;

          (l)    incurred any material property losses or waived any material rights of value;

          (m)  declared, set aside, paid or made any dividend or other distribution or payment in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition of any of its shares of capital stock;

          (n)  suffered the loss of, or been threatened with the loss of, any material supplier or material customer or group of related suppliers or customers referred to in Section 3.16;

          (o)  knowingly waived or released any material right or claim of the Company;

          (p)  amended or terminated any contract, agreement or license to which the Company is a party, except in the ordinary course of business or except as otherwise expressly required or contemplated hereby;

          (q)  received a commencement notice or, to the knowledge of the Company, received any threat of commencement of any civil or criminal litigation, investigation or proceeding against the Company;

          (r)  to the knowledge of the Company, received any claim of wrongful discharge or worker's compensation claim or any material claim under COBRA;

          (s)  issued or sold any shares of its capital stock or any class or any other securities of any kind, or granted any options, warrants or other rights to acquire any shares of its capital stock or any other securities of any kind (except as otherwise set forth on Schedule 3.2 hereto);

          (t)    except as set forth on Schedule 3.2 hereto, made any dividend or any distribution of any kind to any of the shareholders of the Company (including, without limitation, any distribution of cash, assets, property or shares of capital stock of the Company);

          (u)  agreed, whether in writing or otherwise, to take any action referred to in and prohibited by this Section 3.9; or

          (v)  to the knowledge of the Company, become aware of any other event or condition that has had a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities, reserves, its Business, the Company IP or the operations or prospects of the Company.

        3.10    Title to Properties; Encumbrances.

          (a)  The Company has good and marketable title to all of the Purchased Assets, free and clear of all Liens, except (i) Liens for taxes not yet due and payable, (ii) Liens for purchase money security interests, and (iii) the Liens set forth on Schedule 3.10 attached hereto, none of which (other than the Liens set forth on Schedule 3.10 attached hereto, which will be terminated at the Closing) adversely affects the Business or the continued operations of the Company.

          (b)  All material property (real, personal or mixed, tangible or intangible) used or required by the Company in the conduct of the Business (including, without limitation, the Company IP) are owned, leased or licensed by the Company.

          (c)  The Company does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to acquire any real property or interest therein.

          (d)  When used in this Agreement, "Lien" or "Liens" shall mean any mortgage, pledge, security interest, conditional sale or other title retention agreement, encumbrance, lien, easement, claim, right, covenant, restriction, right of way, warrant, option or charge of any kind.

        3.11    Leases.

          (a)  Schedule 3.11 contains a true and complete list of all leases pursuant to which the Company leases or subleases any real property or any vehicles, equipment or personal property which constitutes a part of the Purchased Assets.

          (b)  Each such lease described on Schedule 3.11 is the legal, valid and binding obligation of the Company and, to the best knowledge of the Company, after due inquiry and reasonable investigation, the other parties thereto, enforceable in accordance with their respective terms, and is in full force and effect. The Company is not in default under any such lease, and the Company has not received any notice from any person or entity asserting that the Company is in default under any such lease, and no events or circumstances exist which, with notice or the passage of time or both, would constitute a default under any such lease.

          (c)  None of such leases described on Schedule 3.11 shall be transferred to the Purchaser. At or prior to the Closing, Seller shall make any and all remaining payments with respect to any and all such leases and shall pay the purchase price therefor in full (other than any leases pursuant to which the Company leases or subleases any real property).

        3.12    Patents, Trademarks, Service Marks, Trade Names.    The Company owns, or is licensed or otherwise has the full right to use, all intellectual property rights, both registered and at common law, relating to the Business (including, without limitation, with respect to the Company IP), irrespective of where any of the same were issued, whether pending or existing (collectively, the "Intellectual Property"), and set forth on Schedule 3.12, including, without limitation, all: United States and foreign patents or any description and applications therefor; registrations of trademarks, service marks and of other marks, registrations of trade names, labels, logos, trading styles or other trade rights, registered user entries, and applications for any such registrations or entries; United States and foreign copyrights, copyright registrations and applications therefor; United States and foreign trademarks and other marks, trade names, labels and other trade rights, whether or not registered, and applications therefor; trade secrets, know-how, inventions, discoveries, improvements, engineering or other drawings, designs, processes and formulae, whether patented or patentable or not; customer lists, technical data, marketing information and plans, software and software documentation source codes; URL addresses and all other Internet and World Wide Web addresses and designations issued or granted to the Company by Network Solutions, Inc. and any other appropriate foreign, federal, state or local entity, authority or agency; any other proprietary information or intangible rights related in any way to the Business (including, without limitation, with respect to the Company IP); shop rights, license agreements and other agreements relating in whole or in part to any of the foregoing; and all claims and causes of action on behalf of the Company or against third parties relating to any of the foregoing, including claims and causes of action for past infringement of the Intellectual Property. Schedule 3.12 contains a true and complete list of (a) the material Intellectual Property used by the Company in connection with the conduct of the Business, all applications therefor and all licenses and other agreements relating thereto and (b) all agreements relating to technology, know-how or processes which the Company is licensed or authorized to use by others or which the Company licenses or authorizes others to use in connection with the conduct of the Business. The Company has (i) the sole and exclusive right to use the patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes described on Schedule 3.12, and except as disclosed on Schedule 3.12 or Schedule 3.5, no consent of any third party is required for the use of the Intellectual Property by the Purchaser upon the consummation of the transactions contemplated hereby or, if any such consent shall be necessary, such consent shall have been obtained prior to the Closing Date. Except as set forth on Schedule 3.12, no claims have been asserted by any person to the use any of the items of Intellectual Property or challenging or questioning the validity or effectiveness of any such license or agreement, and the Company knows of no valid basis for any such claims. Except as set forth on Schedule 3.12, the Company has no notice that the use of the Intellectual Property by the Company infringes on the rights of any other person or entity. Each item of Intellectual Property owned by the Company is, if registered, filed or issued, then duly and properly registered, filed or issued in the appropriate office and jurisdiction for such registration, filings or issuance. Each license, contract or other agreement to which the Company is a party pertaining to any item of Intellectual Property owned, used or available for use by the Company in the conduct of the Business is in full force and effect. With respect to each such license, contract or other agreement to which the Company is a party, there is no payment past due and not paid and no default (or event which, with or without notice, lapse of time or both, would constitute a default) by any party thereto.

        All of the Intellectual Property developed or solely and exclusively owned by the Company was developed solely and exclusively by employees of the Company and under the direction and supervision of Company personnel, provided, that if any of such Intellectual Property was developed by any person other than an employee of the Company, such person has executed and delivered to the Company an agreement in writing pursuant to which such person has transferred to the Company all of the rights, title and interest such person has or may have in such Intellectual Property and a copy of such written agreement will be made available to Purchaser upon request.

        3.13    Litigation.    There are no actions, claims or proceedings to which the Company is a party (individually, an "Action" and, collectively, "Actions"), including, without limitation, Actions for personal injury, products liability, wrongful death or other tortious conduct, or breach of warranty arising from or relating to materials, commodities, products or goods used, transferred, processed, manufactured, sold, distributed or shipped by the Company (a) involving or relating to the Company, or any its assets, properties or rights, or (b) pending, or, to the Company's knowledge, threatened, against the Company, or any of its assets, properties or rights, before any court, arbitrator or administrative or governmental body. There is no Action pending, or, to the Company's knowledge, threatened, against the Company, or any of its assets, properties or rights, before any court, arbitrator or administrative or governmental body, which questions or challenges the validity of this Agreement or any Action taken or proposed to be taken by the Company pursuant to this Agreement or in connection with the transactions contemplated hereby. To the Company's knowledge, no state of facts exists or has existed which would reasonably be expected to constitute grounds for the institution of any Action against the Company or against any assets, properties or rights of the Company which would adversely affect the Business or the Company. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has affected, or which can reasonably be expected to affect, the Company's business practices or its ability to acquire any property or conduct the Business in any way.

        3.14    Insurance.    Schedule 3.14 sets forth a true and complete list and description of (a) all of the Company's self-insurance practices and items covered by such self-insurance and (b) all policies of fire, liability, worker's compensation and other forms of insurance owned or held by the Company. No installment premiums are due under the policies set forth on Schedule 3.14 or, if installment premiums shall be due and owing under such policies prior to the Closing Date, such premiums shall have been paid prior to the Closing Date. All such policies are in full force and effect, insure against risks and liabilities to the extent and in the manner deemed appropriate and sufficient by the Company in its reasonable business judgment, and will remain in full force and effect through the Closing Date, and the Company has not received any notice of cancellation with respect thereto. To the Company's knowledge, the Company is not in default with respect to any provision contained in any such policy and has not failed to give any notice or present any claim under any such policy in due and timely fashion.

        3.15    Contracts and Commitments.

          (a)  The Company has made available to Purchaser true and complete copies of all of the Assumed Contracts and shall deliver true and complete copies of all such other agreements, instruments and documents as the Purchaser may reasonably request relating to the operation, ownership or conduct of the Business.

          (b)  The Company is not a party to any written agreement that would restrict it from carrying on the Business anywhere in the world.

          (c)  The Company is not a party to any "take-or-pay" contracts.

          (d)  Except as set forth on Schedule 3.15, the Company is not a party to any employment agreements, arrangements and commitments, including severance or termination arrangements and commitments (whether written or oral), between the Company and any employee of the Company.

          (e)  Each of the Assumed Contracts has been entered into in the ordinary course of business and is valid and binding, and none of such contracts contains terms or conditions which are materially adverse to the Company. The Company is not, and no other party is, in default under or in breach or violation of, nor has the Company received notice of any asserted claim of default by the Company or by any other party under, or a breach or violation of, any of the Assumed Contracts.

        3.16    Suppliers and Customers.

          (a)  The Company has no knowledge that any supplier or customer or group of related suppliers or customers of the Company has canceled or otherwise terminated or threatened to cancel or otherwise terminate, its relationship with the Company, which termination would have a material adverse effect on the Business or the Company, or has during the last twelve (12) months decreased materially, or threatened to decrease or limit materially, its services, supplies or materials to the Company or its usage or purchase of the services or products of the Company, as the case may be, or that any such supplier or customer or group of related suppliers or customers expects to reduce its business with the Company by reason of the transactions contemplated by this Agreement or for any other reason whatsoever.

          (b)  Except as set forth in Schedule 3.24, no officer, director or employee of the Company, nor any spouse or child or any of the foregoing persons, has any direct or indirect interest in any competitor, supplier or customer of the Company or in any person from whom or to whom the Company leases any real or personal property, or in any other person with whom the Company is doing business.

        3.17    Employee Benefit Plans.

          (a)  Schedule 3.17 contains a true and complete list and description of, and the Company has made available to the Purchaser true and complete copies of, each pension, retirement, severance, welfare, profit-sharing, vacation, deferred compensation, bonus or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or other health plan, or life insurance or disability plan, retiree medical or life insurance plan or any other employee benefit plans, including, without limitation, any "employee benefit plan" (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), to which the Company contributes or is a party or by which it is bound or under which it may have liability and under which employees or former employees of the Company (or their beneficiaries) are eligible to participate or derive a benefit. Each employee benefit plan which is a "group health plan" (as such term is defined in Section 5000(b)(i) of the Code) satisfies the applicable requirements of Section 4980B of the Code. Except as described on Schedule 3.17, the Company has no formal plan or commitment, whether legally binding or not, to create any additional plan, practice or agreement or modify or change any existing plan, practice or agreement that would affect any of its employees or terminated employees. Benefits under all employee benefit plans are as represented and have not been and will not be increased outside the ordinary course of business subsequent to the date copies of such plans have been provided.

          (b)  The Company does not contribute to or have any obligation to contribute to, has not at any time contributed to or had an obligation to contribute to, sponsor or maintain, and has not at any time sponsored or maintained, a "multi-employer plan" (within the meaning of Section 3(37) of ERISA) for the benefit of employees or former employees of the Company.

          (c)  The Company has, in all material respects, performed all obligations, whether arising by operation of law, contract, or past custom, required to be performed under or in connection with the employee benefit plans disclosed on Schedule 3.17 (individually, an "Employee Benefit Plan"

  and, collectively, the "Employees Benefit Plans"), and the Company has no knowledge of any default or violation by any other party with respect thereto.

          (d)  There are no Actions, suits or claims (other than routine claims for benefits) pending, or, to the best of the Company's knowledge, after due inquiry and diligent investigation, threatened, against any Employee Benefit Plan or against the assets funding any Employee Benefit Plan.

          (e)  The Company neither maintains nor contributes to any "employee welfare benefit" (as such term is defined in Section 3(i) of ERISA) plan which provides any benefits to retirees or former employees of the Company.

          (f)    The Company has made available to the Purchaser and its counsel true and complete copies, if applicable, of (i) all documents governing the Employee Benefit Plans, including, without limitation, all amendments thereto which will become effective at a later date; (ii) all summary plan descriptions and each summary of material modifications relating to the Employee Benefit Plans; (iii) all employment manuals; and (iv) all insurance policies or contracts with respect to the Employee Benefit Plans.

        3.18    Employment Law Matters.

          (a)  The Company (i) is in compliance in all material respects with all applicable laws respecting employment, employment practices, terms and conditions of employment and wages and hours; (ii) is in compliance in all material respects with all applicable laws and regulations relating to the employment of aliens or similar immigration matters; and (iii) is not engaged in any unfair labor practice, including, but not limited to, discrimination or wrongful discharge.

          (b)  The Company has not at anytime during the last three (3) years had, nor to the Company's knowledge, is there now threatened, a strike, picket, work stoppage, work slowdown or other labor trouble, against or directly affecting the Company that had or may have a material adverse effect on the Business or the Company.

          (c)  None of the employees of the Company is represented by a labor union, and no petition has been filed or proceedings instituted by any employee or group of employees with any labor relations board seeking recognition of a bargaining representative. The Company is not a party to any multi-employer collective bargaining agreement covering any of its employees.

          (d)  There are no controversies or disputes (including any union grievances or arbitration proceeding) pending, or, to the Company's knowledge, threatened, between the Company and any employees of the Company (or any union or other representative of such employees). No unfair labor practice complaints have been filed and are pending against the Company with the National Labor Relations Board or any other governmental or administrative body, and the Company has not received any written notice or communication reflecting an intention or a threat to file any such complaint.

        3.19    Environmental Matters.    The Company is in compliance in all material respects with all federal, state and local environmental laws, rules, regulations, standards and requirements, including, without limitation, those respecting hazardous materials and substances (including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. sec. 9601, et. seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. sec. 6901. et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C sec. 1251, et. seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. sec. 9601, et. seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. sec. 11001, et. seq.; the Safe Drinking Water Act, 42 U.S.C. sec. 300f, et. seq.; the Solid Waste Disposal Act, as amended; and all comparable state and local laws; and any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages to, or threatened as a result of, the present of or exposure to any hazardous materials or substances) (collectively, "Environmental Laws"). There is no Action pending before any court, governmental agency or board or other forum or threatened by any person or entity (i) for noncompliance by the Company with any Environmental Law, or (ii) relating to the release into the environment by the Company of any pollutant, toxic or hazardous material or waste generated by the Company, whether or not occurring at or on a site owned, leased or operated by the Company. To the Company's knowledge, there has been no spill, discharge, leak, emission, injection, disposal, escape, dumping or release of any kind on, beneath or above the facilities occupied or used by or leased to the Company in Chicago, Illinois (the "Property") or into the environment surrounding such Property of any hazardous materials or substances in violation of any Environmental Law or requiring any remedial action. The Company has all permits, registrations, approvals and licenses required by any governmental agency under any Environmental Law to be obtained by the Company in connection with the conduct of the Business of the Company as presently conducted.

        3.20    Compliance with Laws.    The Company has not been charged with, and, to the Company's knowledge, after due inquiry and reasonable investigation, the Company is not threatened with or under any investigation with respect to, any charge concerning any violation of any provision of any federal, state, local or foreign law, regulation, ordinance, order or administrative ruling affecting the Business or the Company, and the Company is not in default with respect to any order, writ, injunction or decree of any court, agency or instrumentality affecting the Business or the Company. The Company (a) is not in violation in any material respect of any federal, state, local or foreign law, ordinance or regulation or any other requirement of any governmental or regulatory body, court or arbitrator applicable to the Business or the Company, or (b) would not, to the Company's knowledge, after due inquiry and reasonable investigation, be in violation in any material respect of any such law, ordinance, regulation or other requirement that has been enacted or adopted but is not yet effective if it were effective at the date hereof. The Company has not made any illegal payment to officers or employees of any governmental or regulatory body or made any payment to customers of the Company for the sharing of fees or to customers or suppliers of the Company for the rebating of charges, or engaged in any other similar reciprocal practices, or made any illegal payment or given any other illegal consideration to purchasing agents or other representatives of customers of the Company in respect of sales made or to be made by the Company. Without limiting the generality of the foregoing, the Company is in compliance in all material respects with the Export Administration Act (50 U.S.C. sections 2401-2420 (1979)) and the Foreign Corrupt Practices Act of 1977, and all respective rules and regulations promulgated thereunder. Without limiting the generality of the foregoing, the Company is in compliance in all material respects with all rules and regulations promulgated by the Occupational Safety and Health Administration ("OSHA"). The Company has previously made available to the Purchaser a true and complete copy of the Company's most recent inspection report or reports, if any, relating to compliance with OSHA rules and regulations.

        3.21    Licenses, Permits and Authorizations.    The Company has all material licenses, permits, authorizations, approvals, consents, franchises and orders required for the conduct and operation of its business as presently conducted (individually, a "Permit" and, collectively, the "Permits") and the use and ownership or leasing of its properties and assets as currently operated, used, owned or leased. All of the Permits are valid, in full force and effect and in good standing. No violations have been recorded in respect of any such Permit. Schedule 3.21 contains a true and complete list and description of all the Permits and the Company has previously made available to the Purchaser true and complete copies of all such Permits identified in Schedule 3.21 and in effect as of the date hereof. There is no claim or Action pending, or, to the best of the Company's knowledge, threatened, which disputes the validity of any such Permit or threatens to revoke, cancel, suspend or limit any such Permit.

        3.22    Accounts Receivable.    All accounts receivable of the Company shown on the July 31, 2002 Financial Statements and all accounts receivable created after July 31, 2002, subject to reserves created in the ordinary course of business on a basis consistent with the past practices and policies of the Company and otherwise in accordance with generally accepted accounting principles, (a) have been collected, or (b) are valid and arose from bona-fide sales to third parties in the ordinary course of business, and are current and, to the knowledge of the Company, substantially all of such accounts receivable are collectible within ninety (90) days after the Closing Date at the aggregate recorded amounts thereof on the books of the Company and are not subject to any counterclaims or setoffs and have not been encumbered or sold.

        3.23    Property of Others.    To the Company's knowledge, no shortage exists in (a) any inventory of raw material, work-in-process or finished goods owned by customers or suppliers of the Company and stored upon the Company's premises or otherwise, or (b) any other item of personal property owned by another for which the Company is accountable to another.

        3.24    Transactions with Affiliates.    Schedule 3.24 describes all agreements and understandings to which the Company is or has been subject which provide for or reflect the sale by the Company to, or the purchase by the Company from, any Affiliate (as defined below) of the Company of any goods, equipment or services. The termination of any such agreement or understanding would not have a material adverse effect on the Business, operations, prospects or condition (financial or otherwise) of the Company.

        When used in this Agreement, "Affiliate" or "Affiliates" shall mean, with respect to any individual, partnership, corporation, limited liability company, association, business trust, joint venture, governmental entity or other entity of any nature ("Person"), any Person that controls, is controlled by, or is under common control with, such Person.

        3.25    Condition of Tangible Assets.    The Purchased Assets, including, without limitation, inventory, machinery, equipment, vehicles, furniture, plants and buildings, are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for the uses to which they have been put by the Company in the ordinary course of business, except for parts or repairs of an immaterial nature in the aggregate, and the Company has not received any notice that any of such facilities or assets is in need of substantial maintenance or repair.

        3.26    Tax Returns and Payments.    All of the tax returns and reports of the Company required by law to be filed have been duly filed and all taxes shown as due thereon have been paid. There are in effect no waivers of the applicable statutes of limitations for any federal, state, local or foreign taxes for any period. The provisions of this Section 3.26 shall include, without limiting the generality of this Section 3.26, all reports, returns and payments due under all federal, state, local or foreign laws or regulations relating to income, sales, use, payroll, franchise, withholding, real property or personal property taxes, unemployment insurance, social security, worker's compensation and other obligations of the same or of a similar nature. To the Company's knowledge, the Company does not have any liability for any federal, state, local or foreign income, sales, use, withholding, payroll, franchise, real property or personal property taxes, assessments, amounts, interest or penalties of any nature whatsoever other than as shown on the July 31, 2002 Financial Statements and there is no basis for any additional claim or assessment other than with respect to liabilities for taxes which may have accrued since the date of the July 31, 2002 Financial Statements in the ordinary course of business and reserved against on the books and records of the Company compiled in accordance with accounting principles generally accepted in the United States of America which have been consistently applied to the Closing Date. To the knowledge of the Company, the provisions for taxes reflected in the July 31, 2002 Financial Statements are adequate for federal, state, county and local taxes for the period ended on December 31, 2001 and for all prior periods, whether disputed or undisputed. There are no present disputes about taxes of any nature payable by the Company. The Company has never filed, and will not file on or before the Closing Date, any consent under Section 341(f) of the Code. The Company's tax returns have never been audited by any taxation authority. The Company has paid to the proper authorities all customs, duties and similar or related charges required to be paid by it with respect to the importation or exportation of goods into or out of the United States.

        3.28    Broker's and Finder's Fees.    The Company is not a party to, or in any way obligated to make any payment relating to, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby for which the Purchaser could become liable.

        3.29    Disclosure of Confidential Information.    The Company has fully disclosed, or will disclose on or before the Closing Date, to the Purchaser, all processes, inventions, methods, formulae, plans, drawings, customer lists, secret information and know-how (whether secret or not) known to it or usable by it in connection with the Business (including, without limitation, with respect to the Company IP).

        3.30    Disclosure.    No representation or warranty in this Agreement (including, without limitation, the Schedules hereto) contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements herein or therein not misleading.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

        The Purchaser hereby represents and warrants to the Company as follows:

        4.1    Existence.    The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to conduct its business as it is now being conducted.

        4.2    Power and Authority.    The Purchaser has full power and authority to enter into this Agreement, perform its obligations hereunder and carry out the transactions contemplated hereby. The execution and delivery of this Agreement, the performance by the Purchaser of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all corporate action on the part of the Purchaser required by applicable law, its Certificate of Incorporation, as amended, or Bylaws, as amended, or otherwise. This Agreement constitutes the legal, valid and binding obligation of the Purchaser, enforceable against it in accordance with its terms, except (i) as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally and (ii) that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

        4.3    No Violation.    Neither the execution and delivery of this Agreement nor the performance by the Purchaser of its obligations hereunder nor the consummation of the transactions contemplated hereby will contravene any provision of the Articles of Incorporation, as amended, or Bylaws, as amended, of the Purchaser or violate, or be in material conflict with, or constitute a material default under, permit the termination of, constitute a material breach of, create a loss of a material benefit under or upon any property or assets of the Purchaser under, any material agreement, instrument or commitment to which the Purchaser is a party.

        4.4    Litigation.    Except as otherwise described in any filings made by Purchaser with the Securities and Exchange Commission pursuant to the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended, there is no Action pending, or, to Purchaser's knowledge, threatened, against Purchaser, or any of its assets, properties or rights, before any court, arbitrator or administrative or governmental body, which questions or challenges the validity of this Agreement or any Action taken or proposed to be taken by Purchaser pursuant to this Agreement or in connection with the transactions contemplated hereby. To Purchaser's knowledge, no state of facts exists or has existed which would reasonably be expected to constitute grounds for the institution of any Action against Purchaser or against any assets, properties or rights of Purchaser which would materially and adversely affect the Business. Purchaser is not subject to any judgment, order or decree entered in any lawsuit or proceeding which has materially affected, or which can reasonably be expected to materially affect, the Business or its ability to conduct the Business in any way.

        4.5    Broker's and Finder's Fees.    Purchaser is not a party to, or in any way obligated to make any payment relating to, any contract or outstanding claim for the payment of any broker's or finder's fee in connection with the origin, negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby.

ARTICLE V
CERTAIN OBLIGATIONS OF THE PARTIES PRIOR TO CLOSING

        The Company and the Purchaser hereby covenant as follows:

        5.1    Access Prior to the Closing.    The Company shall afford the Purchaser and its counsel, accountants, investment bankers, investors and other authorized agents and representatives (its "Advisors") reasonable access during normal business hours upon reasonable prior notice to the Company's properties, books, records and personnel in order that the Purchaser and its Advisors may have the opportunity to make such reasonable investigations as they shall desire to make of the affairs of the Company. The Company shall furnish, or shall cause its accountants to furnish, such additional financial and operating data and other information as the Purchaser or its Advisors shall from time to time reasonably request, including, without limitation, all financial and operating data as shall be necessary for verification of the accuracy of the Financial Statements. The Company shall, upon the reasonable request of the Purchaser, assist the Purchaser and its Advisors in contacting and communicating with suppliers, customers, employees and Advisors of the Company.

        5.2    Confidentiality Prior to the Closing.    Except as required by law or any securities exchange, each party hereto shall, and shall cause its officers and Advisors to, hold in strict confidence, and not disclose to others (except its Advisors) for any reason whatsoever, without the prior written consent of the other party, any nonpublic information received by it from the other party in connection with the transactions contemplated hereby and will not use such information for any purpose in the event that no Closing occurs under this Agreement. No party hereto shall communicate, directly or indirectly, to any third party other than their respective employees, agents and Advisors any of the terms, conditions and other aspects of this Agreement and the negotiation and preparation hereof until the Closing has occurred or the negotiations between the parties have terminated.

        5.3    Conduct Prior to Closing Date.    Except as otherwise contemplated by this Agreement or permitted by the prior written consent of the Purchaser, but without making any commitment on the Purchaser's behalf, prior to the Closing Date the Company shall:

          (a)  conduct the Business and operations of the Company only in the ordinary course, including, without limitation, maintaining inventories at levels not in excess of those consistent with past practices;

          (b)  maintain the properties and assets of the Company in good condition and repair, perform its obligations under all agreements to which it is a party or by which it or any of its assets or properties are bound and maintain all of its Permits in good standing;

          (c)  continue in effect the policies of insurance (or similar coverage) referred to in Section 3.14;

          (d)  use reasonable efforts to preserve the business organization, including the present work force, of the Company intact;

          (e)  use reasonable efforts to keep available the services of the present employees of the Company;

          (f)    use reasonable efforts to maintain and preserve the goodwill of the suppliers, customers and others having business relations with the Company; and

          (g)  consult with the Purchaser from time to time, upon the reasonable request of the Purchaser, with respect to any actual or proposed conduct of business by the Company.

        5.4    Prohibited Transactions Prior to Closing Date.    Except as otherwise contemplated by this Agreement or permitted by the prior written consent of the Purchaser, prior to the Closing Date the Company shall not:

          (a)  become a party to any agreement which, if it existed on the date hereof, would be required to be listed in the Schedules pursuant to Sections 3.10, 3.11, 3.12, 3.14, 3.15, 3.17 or 3.24;

          (b)  do or permit to occur any of the things referred to in Section 3.9;

          (c)  modify or terminate any of the Assumed Contracts; or

          (d)  enter into any compromise or settlement of any Action relating to any of the Purchased Assets.

        5.5    Employee and Customer Retention.

          (a)  Purchaser or one of its Affilliates (e.g., En Pointe Technologies, Inc.), shall offer employment to Joshua Tabin, Zora Tabin, Cory Masters, Todd Smart and John Cebulski, the terms of which employment shall be subject to good faith negotiation between Purchaser and such persons.

          (b)  The Company will be solely responsible for any severance, commissions and other employee-related obligations incurred or relating to services performed prior to the Closing, including without limitation, payment of all accrued vacation pay and other amounts required by applicable law to be paid to employees upon termination; provided, that the Company and Purchaser will share equally the compensation payments and actual costs of employee benefits under the arrangements existing as of July 31, 2002 required to be made to each of Vincent Willas, Ilona Kreynis and Maxine Mitchell (excluding any bonus compensation and any other non-ordinary compensation but including a monthly salary of $10,000 for Vince Willas) with respect to the 90-day period immediately following the Closing (but not including any severance payments or other payments of any kind). The Company will use good faith efforts to cause such portion of costs allocated to Purchaser to be reduced as soon as possible after the Closing Date as the level of services that each such person provides is reduced. If Purchaser or its Affilliate desires to employ or engage any of such persons for longer than said 90-day period after the Closing, Purchaser or its Affiliate will, at its sole discretion, negotiate with such person regarding the terms and conditions of such employment or engagement.

          (c)  Purchaser and the Company will cooperate and use reasonable good faith efforts both prior to and after the closing of this transaction to cause (i) at least eighty-five percent (85%) of the employees of the Company to accept employment with Purchaser or such Affiliate (including, without limitation, those employees set forth on Schedule 2.2(v) attached hereto) and (ii) at least eighty-five percent (85%) (by revenue) of the customers of the Company to be retained by Purchaser after the Closing.

        5.6    Cooperation.    Each party shall use its reasonable efforts to cause the transactions contemplated by this Agreement to be consummated. In this regard, and without limiting the generality of the foregoing, the Company shall use reasonable efforts to obtain all consents and approvals of third parties listed on Schedule 3.5, and make all filings with and give all notices to government agencies and third parties which may be necessary or reasonably required in order to consummate the transactions contemplated by this Agreement. The Company shall give prompt notice to the Purchaser, after receipt thereof by the Company, of (i) any notice of, or other communication relating to, any default or event which, with notice or the lapse of time or both, would become a default under any indenture, instrument or agreement material to the Company or the operations, condition (financial or otherwise) or prospects of the Company, to which the Company is a party or by which the Company or its assets or properties are bound, and (ii) any notice or other communication from or to any third party alleging or stating that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

        5.7    Exclusive Negotiations.    The Company acknowledges that Purchaser has devoted and will devote time and incur substantial expense in connection with conducting the business, financial and legal due diligence investigations and drafting and negotiating this Agreement and all of the other Related Agreements. In recognition of such investment by Purchaser, the Company agrees that until the earlier of September 30, 2002, or the date on which Purchaser notifies the Company in writing of its election to not proceed any further with this transaction, the Company, directly or indirectly, through any officer, director, employee, agent or otherwise, shall not (i) solicit, initiate or encourage submission of proposals of offers from any Person or group relating to any acquisition, purchase or option to purchase the outstanding stock or the assets of the Company, or any equity interest in the Company, or any merger, consolidation or business combination with the Company, or (ii) furnish to any person or entity any information with respect to any of the foregoing.

        5.8    Bulk Sales Act.    The Company and Purchaser each hereby waive compliance with the California Bulk Sales Act or any similar law of any other jurisdiction, to the extent that it may be applicable to the transactions contemplated hereby.

        5.9    Risk of Loss.    The Company shall retain all risk of condemnation, destruction, loss or damage due to fire or other casualty with respect to the Purchased Assets from the date of this Agreement until the Closing. If the condemnation, destruction, loss or damage is such that the operation of the Business is materially interrupted or curtailed or any of the Purchased Assets are materially affected, then Purchaser shall have the right to terminate this Agreement on written notice to the Company. If Purchaser nonetheless elects to close, the Company shall immediately remit all net condemnation proceeds or third party insurance proceeds to Purchaser and the consideration set forth in Section 1.2 shall be adjusted at Closing to reflect such condemnation, destruction, loss or damage to the extent that insurance or condemnation proceeds are not sufficient to cover such condemnation, destruction, loss or damage.

ARTICLE VI
CONDITIONS TO THE PURCHASER'S OBLIGATIONS

        Each and every obligation of the Purchaser under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

        6.1    Representations and Warranties True.    The representations and warranties of the Company contained herein, in the Schedules and Exhibits hereto and in all certificates and other documents delivered by the Company to the Purchaser pursuant hereto shall be true and accurate in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if made on and as of the Closing Date and the Company shall have delivered to Purchaser a Certificate of the Secretary of the Company certifying to such effect. The Company shall not have done or permitted to occur any of the things referred to in Section 3.9 and the representations and warranties contained therein shall be true and accurate in all material respects on and as of the Closing Date.

        6.2    Performance.    The Company shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including, without limitation, those referred to in Article V and the Company shall have delivered to Purchaser a Certificate of the Secretary of the Company certifying to such effect.

        6.3    Consents.    All filings with and consents from government agencies and third parties required to consummate the transactions contemplated hereby, shall have been obtained by the Company, unless the failure to obtain any such consent or make any such filing would not have an adverse effect on the assets, properties, business, condition (financial or otherwise) or prospects of the Company or the transactions contemplated hereby, or except to the extent that making any such filing or obtaining any such consent has been waived in writing by the Purchaser.

        6.4    Financial Condition.    In Purchaser's reasonable judgment, there shall have been no material adverse affect on the business or financial condition of the Company between the date hereof and the Closing Date.

        6.5    Documents and Actions.    The Company shall have executed and delivered to the Purchaser this Agreement and the other Related Agreements and shall have taken the actions contemplated by Section 2.3 hereof.

        6.6    Proceedings.    All corporate and other proceedings in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be in form and substance reasonably satisfactory to the Purchaser and its counsel, and the Purchaser shall have received all such originals or certified or other copies of such documents as it may reasonably request.

        6.7    Absence of Litigation.    There shall be no Action pending or threatened before any federal, state or local court, governmental agency or regulatory body which seeks (a) to invalidate or set aside, in whole or in part, this Agreement, (b) to restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby or (c) to obtain substantial damages in connection therewith.

        6.8    Possession of Purchased Assets.    The Company shall have fully transferred to the Purchaser physical possession of all of the Purchased Assets except for any laptop or desktop personal computers and related peripheral equipment that are in the personal possession of employees of Seller that will be hired by Purchaser.

        6.9    Employment by Purchaser of Certain Seller Employees.    Each of the persons set forth on Schedule 2.2(v) attached hereto shall have accepted employment with Purchaser on terms mutually acceptable to Purchaser and such person and shall have executed and delivered to Purchaser a General Terms of Employment document provided to such person by Purchaser (a copy of which has previously been provided to Seller by Purchaser).

        6.10    Approval of Purchaser's Lenders.    Consummation of the transactions contemplated hereby shall have been approved by each of Foothill Capital Corporation and IBM Credit Corporation and consummation of such transactions does not and will not result in a default, breach or violation of any covenant made by Purchaser in any of its agreements with Foothill Capital Corporation and IBM Credit Corporation.

ARTICLE VII
CONDITIONS TO THE COMPANY?S OBLIGATIONS

        Each and every obligation of the Company under this Agreement to be performed on or before the Closing Date shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

        7.1    Representations and Warranties True.    The representations and warranties of the Purchaser contained herein and in all certificates and other documents delivered by the Purchaser to the Company pursuant hereto or in connection with the transactions contemplated hereby shall be true and accurate in all material respects as of the date of this Agreement and as of the Closing Date with the same effect as if made on and as of the Closing Date and Purchaser shall have delivered to the Company a Certificate of the Chief Financial Officer of Purchaser certifying to such effect.

        7.2    Performance.    The Purchaser shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by it on or prior to the Closing Date, including, without limitation, those referred to in Article V and Purchaser shall have delivered to the Company a Certificate of the Chief Financial Officer of Purchaser certifying to such effect.

        7.3    Documents and Actions.    The Purchaser shall have executed and delivered to the Company this Agreement and the Related Agreements and shall have taken the actions contemplated by Section 2.2.

        7.4    Absence of Litigation.    There shall be no Action pending or threatened before any federal, state or local court, governmental agency or regulatory body which seeks (a) to invalidate or set aside, in whole or in part, this Agreement, (b) to restrain, prohibit, invalidate or set aside, in whole or in part, the consummation of the transactions contemplated hereby or (c) to obtain substantial damages in connection therewith.

        7.5    Employment Agreements.    Purchaser shall have executed and delivered an employment agreement with Josh Tabin, in form and substance mutually acceptable to Purchaser and Josh Tabin, and Purchaser shall have executed and delivered an employment agreement with Zora Tabin, in form and substance mutually acceptable to Purchaser and Zora Tabin.

ARTICLE VIII
CERTAIN TAX MATTERS AND POST-CLOSING COVENANTS

        8.1    Allocation of Tax Liability.    Any personal property taxes with respect to the Purchased Assets that relate to a tax period beginning before the Closing Date and ending after the Closing Date (a "Tax Overlap Period") shall be apportioned between the Company and Purchaser on a per diem basis. Purchaser shall cause any required tax returns with respect to such personal property taxes to be filed for any Tax Overlap Period, and Purchaser shall pay, or cause to be paid, all taxes shown as due on any such returns. The Company shall pay Purchaser the Company's pro rata share of any such taxes due pursuant to the filing of any such return within five (5) business days after receipt of notice of such filing by Purchaser, which notice shall set forth in reasonable detail the calculations regarding the Company's pro rata share of such taxes. Purchaser shall not be responsible for any taxes with respect to any real property or leases of real property.

        8.2    Cessation of Company Business.    From and after the Closing Date, the Company shall cease to conduct any Business of any kind or nature, other than paying for or otherwise duly providing for the full payment or performance of any and all Excluded Liabilities, pursuing the expedient collection of accounts receivable and taking such other actions as may be necessary to wind-up the business and affairs of the Company and to liquidate and dissolve the Company. The Company agrees that it shall not make any dividends or liquidating or other distributions of all or any portion of the Company's cash or other assets to or for the benefit of the shareholders of the Company until all of the Company's liabilities have been properly discharged, and in no event earlier than the date that is six (6) months after the Closing Date.

        8.3    Collection of Accounts Receivable.    Seller will have the right to collect and retain any and all accounts receivable of the Company that were invoiced prior the Closing Date. Purchaser agrees to use its commercially reasonable efforts to aid Seller in collecting all accounts receivable invoiced by Seller prior to the Closing Date and shall hold in trust for Seller's benefit, and remit promptly to Seller, any amount it receives with respect to such accounts receivable. Purchaser shall have the right to bill and collect all accounts receivable arising out of or related to the performance of its obligations under the agreements, contracts and commitments constituting the Purchased Assets or otherwise with respect to the Business on and after the Closing Date, and Seller shall not bill or collect, or attempt to bill or collect, for any accounts receivables arising out of or related to the performance of the obligations under the agreements, contracts and commitments constituting the Purchased Assets or otherwise with respect to the Business on and after the Closing Date. Seller agrees to reasonably cooperate with Purchaser in collecting such accounts receivable (provided, that Seller shall not be required to make any material out-of-pocket expenditures in doing so) and shall hold in trust for Purchaser's benefit, and remit promptly to Purchaser, any amounts it receives for such accounts receivable. Prior to and after the Closing Date, the Company shall direct all customers of the Company to make payments on all invoices issued by Purchaser on and after the Closing Date to an account designated by Purchaser for receipt of all accounts receivable of the Business arising on and after the Closing Date. If any checks, cash or other monies or property of any kind with respect to such accounts receivable are received by the Company on or after the Closing Date, the Company shall immediately endorse such checks and tender such cash and other monies or property to Purchaser and shall take any and all other actions and execute any and all other agreements, documents and instruments as may reasonably be requested by Purchaser in order to effectuate or facilitate such endorsement, tender or transfer. Until their endorsement, transfer or tender to Purchaser, all such checks, cash or other monies or property shall be deemed held in trust by the Company for the exclusive benefit of Purchaser.

        8.4    Books and Records; Audit Right.    Unless otherwise consented to in writing by the Purchaser, the Company shall not destroy, alter or otherwise dispose of any original books or records of the Company prior to the Closing Date without first offering to surrender such books and records to the Purchaser and shall maintain such books and records in good condition in a reasonably accessible location. Upon reasonable prior notice, Purchaser's employees, agents and/or Advisors shall have access, at all reasonable times, to all of the Company's personnel, books, records, correspondence, financial information, receipts, vouchers, financial accounts, data stored in computer files or any other media, and memoranda of every description for the purpose of verifying Seller's compliance with the terms of this Agreement (including, without limitation, Section 8.3 above). Seller shall maintain in a reasonably safe and secure manner and preserve such documents, supporting data and accounting records, etc. in a safe place for a period of two (2) years after the Closing Date and Purchaser's employees, agents and/or Advisors shall have the right to reproduce any of these documents. Upon reasonable prior notice and at reasonable times, Purchaser will permit Seller and its Advisors access to Purchaser's books, records, financial information, receipts, vouchers and financial accounts with respect to the Business for the purpose of verifying the data and calculations used in determining the Earn-Out Compensation.

        8.5    Transfer Taxes.    Purchaser and the Company shall each share equally and be equally responsible for the payment of any and all transfer or sales taxes arising in connection with the consummation of the transactions contemplated hereby. In this regard, Purchaser shall pay, or cause to be paid, all such transfer or sales taxes as due and the Company shall pay Purchaser the Company's share of any such taxes due within five (5) business days after receipt of notice of such payment by Purchaser.

        8.6    Tabin URL.    Upon the Closing Date and for a period of one year after the Closing Date, the Company will cause the Tabin URL to redirect all Internet traffic to a URL to be determined by the Purchaser prior to the Closing Date and shall not use the Tabin URL for any other purpose. After such one-year period, the Company or Joshua Tabin may use the Tabin URL solely for personal purposes of Joshua Tabin or to the extent such use will not breach any obligation of the Company under this Agreement or any agreement of the Company or Joshua Tabin entered into in connection herewith.

        8.7    Full Release of Liens Against Purchased Assets.    On or prior to October 31, 2002, Seller shall deliver to Purchaser evidence satisfactory to Purchaser that the liens, encumbrances and security interests of each of (i) LaSalle Bank, N.A.; (ii) Deutsche Financial Services Corp.; (iii) IBM Credit Corp.; (iv) Deerbart Financial Services Co./Mid America Bank; (v) Ingram Micro; and (vi) American National Bank and Trust with respect to any of the Purchased Assets evidenced by UCC Financing Statements filed in any and all jurisdictions, together with any security agreements and other documents and instruments related thereto, and all indebtedness, obligations and liabilities of any kind or nature whatsoever associated with such liens, encumbrances and security interests and such security agreements and other documents and instruments related thereto have been fully and forever released and terminated (if and to the extent not released and terminated on or prior to the Closing Date), including, but not be limited to, copies of UCC Termination Statements as filed in all jurisdictions necessary in order to terminate the UCC Financing Statements filed against Seller in any and all jurisdictions.

ARTICLE IX
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION

        9.1    Survival of Representations and Warranties True.    Notwithstanding (a) the making of this Agreement or any Related Agreement, (b) any examination made by or on behalf of the parties hereto and (c) the Closing hereunder, (x) the representations and warranties of the Company and the Purchaser contained in this Agreement, or in any document delivered pursuant to the provisions of this Agreement, shall survive the Closing for a period of 24 months, except for the representations and warranties made in Section 3.10 (Title to Properties; Encumbrances), Section 3.19 (Environmental Matters) and Section 3.27 (Tax Returns and Payments), which in each case shall survive until the expiration of the applicable statute of limitations for the underlying cause of action plus six months and (y) the covenants and agreements required to be performed after the Closing or pursuant to Article V of this Agreement (unless noncompliance with those covenants contained in Article V was waived in writing at the Closing) shall survive until fully performed or fulfilled. No action may be brought with respect thereto after such date; provided, however, that if, prior to such date, one party has notified the other party of a claim for indemnity under this Article IX (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article IX.

        9.2    Indemnification.

          (a)  Subject to Section 9.1 above, from and after the Closing, the Company shall indemnify and save harmless the Purchaser and its officers, directors, shareholders, successors and assigns (collectively, the "Purchaser Indemnified Party") from and against any loss, claim, liability, damage, punitive damages, remedial costs, civil and criminal penalties or expenses or other damages of any kind or nature, including reasonable attorneys' fees incurred by such Purchaser Indemnified Party or the Business in connection with any of the foregoing (collectively, the "Damages"), arising out of (i) the failure by the Company to perform any covenant or agreement required to be performed by it in this Agreement or in any Related Agreement (unless noncompliance with such covenant or agreement in such specific instance was waived in writing by the Purchaser at the Closing); (ii) the failure of the Company to pay, perform or satisfy any obligation under any pension, retirement, severance, welfare, deferred compensation, bonus or other incentive plan, or other employee benefit program, arrangement, agreement or understanding, or medical, vision, dental or health plan, or life insurance or disability plan, retiree medical plan or any other employee benefit plans, including, without limitation, any "employee benefit plan" (as defined in Section 3(3) of ERISA) or any "multiemployer plans" (as defined in Section 3(37) of ERISA), or any "employee welfare plan" (as defined in Section 3(i) of ERISA) or any other plans, programs or arrangements of any kind to which the Company contributes or is a party or by which it is bound or under which it may have liability and under which employees or former employees of the Company (or their beneficiaries) are eligible to participate or derive a benefit, on or before the Closing Date; (iii) any judgments, orders or decrees entered in any lawsuit or proceeding or Actions against the Company arising out of activities undertaken by the Company on or prior to the Closing Date, including, without limitation, Actions for (A) personal injury, products liability, liability for services rendered or breach of warranty arising from products or goods final-tested or shipped by the Company or services rendered by the Company involving or relating to the Company, any of its assets, properties or rights, including the Actions set forth on Schedule 3.13; (B)  noncompliance by the Company with any Environmental Law; (C) the release into the environment of any pollutant, toxic or hazardous material or waste generated by the Company or the Business, whether or not occurring at or on a site owned, leased or operated by the Company; or (D) without limiting the generality of the foregoing, any Actions or threatened Actions that may be asserted against the Company and any other Actions arising out of the Company's operations on or prior to the Closing Date; (iv) the Company's noncompliance with any federal, state or local laws, rules, regulations, standards and requirements, on or prior to the Closing Date; (v) the failure of the Company to pay promptly any federal, state, local or foreign taxes of the Company (including, without limitation, all taxes of any kind or nature and all interest, additions to tax and penalties thereon) claimed or assessed for any taxable period ended on or prior to the Closing Date; (vi) any Actions, claims, demands, grievances or disputes brought or initiated by third parties against the Purchaser or any of its Affiliates in connection with the failure of the Company to pay any customer, supplier or vendor of the Company the value of any account payable or trade payable shown on the Financial Statements or incurred by the Company on or prior to the Closing Date in accordance with terms and conditions of payment with respect to such account payable or trade payable or any other liabilities of the Company which existed and were not disclosed to the Purchaser prior to the Closing Date; or (vii) any breach of warranty or misrepresentation in this Agreement or any Related Agreement (including the Schedules hereto) made by or on behalf of the Company and not waived in writing by the Purchaser.

          (b)  Subject to Section 9.1 above, from and after the Closing, Purchaser shall indemnify and save harmless the Company and its officers, directors, shareholders, successors and assigns (collectively, the "Company Indemnified Party") from and against any Damages (which term shall not apply to any failure of Purchaser to realize any Gross Profit or Net Income from the Company Post-Closing Business for any period), arising out of (i) the failure by Purchaser to perform any covenant or agreement required to be performed by it in this Agreement or in any Related Agreement (unless noncompliance with such covenant or agreement in such specific instance was waived in writing by the Company at the Closing); (ii) any judgments, orders or decrees entered in any lawsuit or proceeding or Actions against Purchaser arising out of activities undertaken by Purchaser after the Closing Date, including, without limitation, any Actions or threatened Actions that may be asserted against Purchaser and any other Actions arising out of Purchaser's operation of the Business after the Closing Date; (iii) Purchaser's noncompliance with any federal, state or local laws, rules, regulations, standards and requirements, after the Closing Date; or (iv) any breach of warranty or misrepresentation in this Agreement or any Related Agreement made by or on behalf of Purchaser and not waived in writing by the Company.

          (c)  The Purchaser or Company Indemnified Party, as the case may be, shall notify the Company within a reasonable period of time after becoming aware of, and shall provide to the

  Company as soon as practicable thereafter all information and documentation necessary to support and verify, any Damages which the Purchaser or Company Indemnified Party, as the case may be, shall have determined has given or could give rise to a claim for indemnification hereunder.

          (d)  All claims for indemnity under this Article IX shall be paid on demand in immediately available funds in U.S. dollars. At the Purchaser's option, in lieu of payment in cash, Purchaser shall have the absolute right in Purchaser's sole discretion to setoff, in part or in full, against all or any portion of the payments due to the Company pursuant to the Closing Note and against all or any portion of any Earn-Out Compensation which becomes due and payable to the Company in accordance with the terms of this Agreement the full amount of any claim for indemnity pursuant to the provisions of Section 9.2. Notwithstanding anything to the contrary set forth herein, neither Purchaser nor the Company shall have any liability for indemnification under this Article IX until the total of all amounts for which indemnification is sought under this Article IX exceeds Ten Thousand Dollars ($10,000), and then only to the extent such total amount exceeds Ten Thousand Dollars ($10,000).

          (e)  The Purchaser or Company Indemnified Party, as the case may be, shall notify the indemnifying party with reasonable promptness of its discovery of any matter giving rise to a claim of indemnity or setoff pursuant to this Agreement. With respect to any third party claim or action that could give rise to indemnity under this Agreement, the indemnifying party shall be entitled to assume the defense thereof with counsel satisfactory to the Purchaser or Company Indemnified Party, as the case may be, provided, that upon the request of the Purchaser or Company Indemnified Party, as the case may be, the indemnifying party provides reasonable evidence of its ability to perform its obligations under this Section 9.2. After notice from indemnifying party to the Purchaser or Company Indemnified Party, as the case may be, of its election so to assume the defense thereof, the indemnifying party shall not be liable to the Purchaser or Company Indemnified Party, as the case may be, under the foregoing indemnity agreement for any legal or other expenses subsequently incurred by the Purchaser or Company Indemnified Party, as the case may be, in connection with the defense thereof other than (i) those relating to investigation or the furnishing of documents or witnesses and (ii) all reasonable fees and expenses of separate counsel retained by such Purchaser or Company Indemnified Party, as the case may be, if (A) the indemnifying party and the Purchaser or Company Indemnified Party, as the case may be, shall have agreed to the retention of such counsel or (B) counsel to the Purchaser or Company Indemnified Party, as the case may be, shall have concluded reasonably that the representation of the indemnifying party and the Purchaser or Company Indemnified Party, as the case may be, by the same counsel would be inappropriate due to actual or potential differing interests between them in the conduct of the defense of such action. Promptly after receipt by a Purchaser or Company Indemnified Party, as the case may be, of notice of the commencement of any action to which the indemnifying party is not a party, such Purchaser or Company Indemnified Party, as the case may be, shall, if such claim in respect thereof is to be made against the indemnifying party pursuant to this Agreement, notify the indemnifying party in writing of the commencement thereof, but the failure or delay in so notifying the indemnifying party shall not relieve the indemnifying party of its obligations to indemnify the Purchaser or Company Indemnified Party, as the case may be, pursuant to the terms of this Agreement. The Purchaser or Company Indemnified Party, as the case may be, shall keep the indemnifying party reasonably informed of the progress of any such action and shall not enter into any settlement of any such action without the prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.

ARTICLE X
TERMINATION

        10.1    Termination.    This Agreement may be terminated at any time prior to the Closing Date:

          (a)  by the mutual consent of the Purchaser and the Company;

          (b)  by either the Purchaser or the Company, upon written notice, if there has been a material misrepresentation or any breach on the part of the other party hereto in the representations, warranties or covenants contained in this Agreement which is not cured within ten (10) business days after such other party has been notified of the intent to terminate this Agreement pursuant to this subsection (b); or

          (c)  by either the Purchaser or the Company if the Closing has not occurred by September 30, 2002.

        10.2    Effect of Termination.    If this Agreement is terminated as expressly permitted under Section 10.1, such termination shall be the sole remedy and this Agreement shall forthwith become void (except for Section 5.2 and Section 11.3) and there shall be no liability on the part of the Company or the Purchaser or any of their respective Affiliates; provided, however, that if such termination shall result from the willful breach by a party hereto of its obligations under this Agreement, such party shall be fully liable for any and all damages, costs and expenses sustained or incurred by the other party as a result of such breach. If this Agreement is terminated without a Closing, the Company shall return promptly to the Purchaser all documents, work papers and other materials of the Purchaser furnished or made available to the Company or its Advisors, and all copies thereof, and no such information, documents, work papers or other materials received by the Company shall be revealed to any third party or used for the advantage of the Company or any other party; and the Purchaser shall return promptly to the Company all documents, work papers and other material of the Company furnished or made available to the Purchaser or its Advisors, and all copies thereof, and no such information, documents, work papers or other materials received by the Purchaser shall be revealed to any third party or used for the advantage of the Purchaser or any other party.

ARTICLE XI
MISCELLANEOUS PROVISIONS

        11.1    Public Announcements.    Except as required by law and except as the Company and the Purchaser shall authorize in writing, the parties hereto shall not, and shall cause their respective officers, directors, employees, Affiliates and Advisors not to, disclose any matter or matters relating to this transaction to any person not an officer, director, employee, Affiliate or Advisor of such party.

        11.2    Amendment; Waiver.    Neither this Agreement, nor any of the terms or provisions hereof, may be amended, modified, supplemented or waived, except by a written instrument signed by the parties hereto (or, in the case of a waiver, by the party granting such waiver). No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver. No failure of either party hereto to insist upon strict compliance by the other party with any obligation, covenant, agreement or condition contained in this Agreement shall operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Whenever this Agreement requires or permits consent by or on behalf of any party hereto, such consent shall be given in a manner consistent with the requirements for a waiver of compliance as set forth in this Section 11.2.

        11.3    Fees and Expenses.    Except as otherwise provided in this Agreement, each of the parties hereto shall bear and pay its own costs and expenses incurred in connection with the origin, preparation, negotiation, execution and delivery of this Agreement and the agreements, instruments, documents and transactions referred to in or contemplated by this Agreement (whether or not such transactions are consummated) including, without limitation, any fees, expenses or commissions of any of its Advisors, attorneys, accountants, agents, finders or brokers. The Purchaser shall indemnify the Company against any claims of third parties for any brokerage, finder's, agent's or similar fees or commissions in connection with the transactions contemplated hereby insofar as such claims are alleged to be based on arrangements or contacts made by, to or with the Purchaser or its Advisors or representatives. The Company shall indemnify the Purchaser against all such claims insofar as they are alleged to be based on arrangements or contacts made by, to or with the Company or its Advisors or representatives.

        11.4    Notices.

          (a)  All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing (including telefax, telegraphic, telex or cable communication) and mailed, telefaxed, telegraphed, telexed, cabled or delivered:

              (i)  If to the Company, to:

        Tabin Corporation
        619 South LaSalle Street
        Chicago, IL 60605
        Attn: Joshua Tabin
        Facsimile no.: (312) 588-1411

        with a copy (which shall not constitute notice to the Company) to:

        Much, Shelist, Freed, et al.
        200 North LaSalle Street
        Chicago, IL 60601-1095
        Attention: Joel Polisky, Esq.
        Facsimile No.: (312) 621-1750

            (ii)  If to the Purchaser, to:

        En Pointe Technologies Sales, Inc.
        100 N. Sepulveda Blvd., 19th Floor
        El Segundo, CA 90245
        Attn: Kevin Ayers
        Facsimile no.: (310) 725-1185

        with a copy (which shall not constitute notice to the Purchaser) to:

        Rutan & Tucker, LLP
        611 Anton Blvd., Suite 1400
        Costa Mesa, California 92626-1931
        Attention: Kent M. Clayton, Esq.
        Facsimile No.: (714) 546-9035

          (b)  All notices and other communications required or permitted under this Agreement which are addressed as provided in this Section 11.4 (i) if delivered personally against proper receipt or by confirmed telefax or telex, shall be effective upon delivery and (ii) if delivered (A) by certified or registered mail with postage prepaid, (B) by Federal Express or similar courier service with courier fees paid by the sender or (C) by telegraph or cable, shall be effective two business days following the date when mailed, couriered, telegraphed or cabled, as the case may be. Either party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

        11.5    Assignment.    This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto without the prior written consent of the other parties; provided, however, that the Purchaser may assign this Agreement to any of its Affiliates or any entity who by merger, consolidation, purchase or sale subsequently acquires Purchaser or becomes an Affiliate without the prior consent of the Company if such Affiliate or entity agrees in writing to assume all of Purchaser's obligations under this Agreement and to be subject to and bound by all of the terms and conditions hereof. Any assignment which contravenes this Section 11.5 shall be void ab initio.

        11.6    Governing Law.    This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to the conflicts of laws principles thereof.

        11.7    Counterparts.    This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

        11.8    Headings.    The headings contained in this Agreement are for convenience of reference only and shall not constitute a part hereof or define, limit or otherwise affect the meaning of any of the terms or provisions hereof.

        11.9    Entire Agreement.    This Agreement (which defined term includes the Schedules and Exhibits to this Agreement) embodies the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements, commitments, arrangements, negotiations or understandings, whether oral or written, between the parties with respect thereto. There are no agreements, covenants, undertakings, representations or warranties with respect to the subject matter of this Agreement other than those expressly set forth or referred to herein. This is an integrated agreement.

        11.10    Severability.    Each term and provision of this Agreement constitutes a separate and distinct undertaking, covenant, term and/or provision hereof. In the event that any term or provision of this Agreement shall be determined to be unenforceable, invalid or illegal in any respect, such unenforceability, invalidity or illegality shall not affect any other term or provision of this Agreement, but this Agreement shall be construed as if such unenforceable, invalid or illegal term or provision had never been contained herein. Moreover, if any term or provision of this Agreement shall for any reason be held to be excessively broad as to time, duration, activity or subject, it shall be construed, by limiting and reducing it, so as to be enforceable to the extent permitted under applicable law as it shall then exist.

        11.11    No Third Party Beneficiaries.    Nothing in this Agreement is intended, nor shall anything in this Agreement be construed, to confer any rights, legal or equitable, in any Person (other than the parties hereto and their respective heirs, distributees, beneficiaries, executors, successors and assigns), including, without limitation, any employee of the Company or any beneficiary of such employee.

        11.12    Arbitration.    Any dispute arising out of this Agreement or the Closing Note, or the performance or breach hereof or thereof, shall be resolved by binding arbitration under the Commercial Arbitration Rules (the "AAA Rules") of the American Arbitration Association (the "AAA"). This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-14. The parties agree that pursuant to Section 9 of the Federal Arbitration Act, a judgment of a United States District Court shall be entered upon the award made pursuant to the arbitration. A panel of three arbitrators, who shall have the authority to allocate the costs of any arbitration initiated under this Section, shall be selected according to the AAA Rules within ten (10) days of the submission to the AAA of the response to the statement of claim or the date on which any such response is due, whichever is earlier. The arbitrators shall be required to furnish to the parties to the arbitration a preliminary statement of the arbitrators' decision that includes the legal rationale for the arbitrators' conclusion and the calculations pertinent to any damage award being made by the arbitrators. The arbitrators shall then furnish each of the parties to the arbitration the opportunity to comment upon and/or contest the arbitrators' preliminary statement of decision either, in the discretion of the arbitrators, through briefs or at a hearing. The arbitrators shall render a final decision following any such briefing or hearing. The arbitrators shall decide the amount and extent of pre-hearing discovery which is appropriate. The arbitrators shall have the power to enter any award of monetary and/or injunctive relief (including the power to issue permanent injunctive relief and also the power to reconsider any prior request for immediate injunctive relief by any party and any order as to immediate injunctive relief previously granted or denied by a court in response to a request therefor by any party), including the power to render an award as provided in Rule 4 5 of the AAA Rules; PROVIDED, HOWEVER, THAT ANY AWARD SHALL NOT INCLUDE CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES. The arbitrators shall award the prevailing party its costs and reasonable attorneys' fees; provided, however, that the arbitrators shall not award attorneys' fees to a prevailing party if the prevailing party received a settlement offer unless the arbitrators' award to the prevailing party is greater than such settlement offer without taking into account attorneys' fees in the case of the settlement offer or the arbitrators' award. Any arbitration shall be held in Orange County, California, for any claim brought by the Company, and in Chicago, Illinois, for any claims brought by the Purchaser. In addition to the above courts, the arbitration award may be enforced in any court having jurisdiction over me parties and the subject matter of the arbitration.

        11.13    Attorneys' Fees.    In the event that any action or proceeding is commenced by any party hereto for the purpose of enforcing any provision of this Agreement, the parties to such action or proceeding may receive as part of any award, judgment, decision or other resolution of such action or proceeding their costs and reasonable attorneys? fees as determined by the person or body making such award, judgment, decision or resolution. Should any claim hereunder be settled short of the commencement of any such action or proceeding, the parties in such settlement shall be entitled to include as part of the damages alleged to have been incurred reasonable costs of attorneys or other professionals in investigation or counseling on such claim.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

"PURCHASER":	EN POINTE TECHNOLOGIES SALES, INC.

	By:	Kevin Ayers, CFO

"COMPANY":	TABIN CORPORATION

	By:	Joshua Tabin, President and CEO

LIST OF SCHEDULES

Schedule 1.1 (g)	Tangible Assets to be Purchased by Purchaser
Schedule 1.1(h)	Inventory to be Purchased by Purchaser
Schedule 1.4	Assumed Contracts
Schedule 2.2(v)	Employees to be Hired by Purchaser
Schedule 1.5	Excluded Liabilities
Schedule 3.2	Capitalization Schedule
Schedule 3.5	Consents and Approvals
Schedule 3.6	Subsidiaries
Schedule 3.9	Certain Changes
Schedule 3.10	Liens
Schedule 3.11	Leases
Schedule 3.12	Intellectual Property
Schedule 3.14	Insurance
Schedule 3.15	Employment Contracts
Schedule 3.17	Employee Benefit Plans
Schedule 3.21	Permits, Licenses and Authorizations
Schedule 3.24	Transactions with Affiliates

SCHEDULE 1.1(g)

Tangible Fixed Assets to be Purchased by Purchaser

Description	G/L Code	Purchase Price
Computer Equipment	1600	$89,431.00
Office Equipment	1620	$26,464.00
Vehicle	1630	$29,105.00
TOTAL		$145,000.00

SCHEDULE 1.1(h)

Inventory to be Purchased by Purchaser

        [To be agreed upon by Seller and Purchaser on or prior to the Closing Date]

SCHEDULE 1.4

Assumed Contracts

        Agreement (No. 2002-YMCA-001) effective April 1, 2002 with YMCA of Metropolitan Chicago.

SCHEDULE 2.2(v)

Employees to be Hired by Purchaser

Joshua Tabin
Zora Tabin
Cory Masters
Todd Smart
John Cebulski
Andrea Angulo
John Beasley
Lisa Benjamin
Kimbal Binder
Jeb Carter
John Cebulski
Jonathan Erlich
Danyel Fitzgerald
George Garces
Rusty Hollis
Kyu Hur
Mark Johnson
Brent Kongabel
Ted Miller
Chris Olsen
Ron Schankin
Patrick Torney
Nathan Ware
Mike Wejrowski
Tony Zenner
Sophia Zuganelis
Carl Arroyo
Alberto Barrios
Patrick Crawford	Nevin Greenberg Joseph Kristufek Darren Parker Ernesto Saucedo Craig Wassel Nick Keay Jon Mathiesen Laurence Goldwin Lorenzo Johnson John Sniffen Alan Shipman Doug Ciota Joe Martinez Mark Schilling

SCHEDULE 1.5

Excluded Liabilities

        All lease agreements of any kind with respect to offices or other premises leased by the Company or to which any of the Purchased Assets is otherwise subject or which is otherwise associated with the Business (including without limitation those identified on Schedule 3.11, which is incorporated herein by this reference).

        Any outstanding options to acquire securities of the Company, any stock appreciation rights or similar rights granted by the Company and any deferred compensation payment arrangements or other arrangements made by the Company.

        The liens, encumbrances and security interests of each of (i) LaSalle Bank, N.A.; (ii) Deutsche Financial Services Corp.; (iii) IBM Credit Corp.; (iv) Mid America Bank; (v) Ingram Micro; and (vi) American National Bank and Trust evidenced by UCC Financing Statements filed in any and all jurisdictions, together with any security agreements and other documents and instruments related thereto, and all indebtedness, obligations and liabilities of any kind or nature whatsoever associated with such liens, encumbrances and security interests and such security agreements and other documents and instruments related thereto.

        All contracts, commitments and instruments of the Company reflecting indebtedness to any bank or financial institution or other obligations for borrowed money or for any other indebtedness or guarantees thereof, all shareholder and employee loans and all accounts payable of the Company.

        All Liabilities arising out of or resulting from the Company's employment of its employees and/or any Employee Benefit Plans and all employee-related obligations of the Company, including, without limitation, any severance, commissions, all accrued vacation pay and other amounts required by applicable law to be paid to employees upon termination.

        All items disclosed on Schedule 3.9, Schedule 3.10, Schedule 3.14, Schedule 3.15, Schedule 3.21 and Schedule 3.24 which are incorporated herein by this reference.

SCHEDULE 3.2

Capitalization Schedule

        The Company has or may have granted the rights to twenty percent (20%) of the proceeds of the sale of the Business by the Company to the following persons (with the remaining eighty percent (80%) of the proceeds of the sale of the Business by the Company retained by the sole shareholder of the Company, Joshua Tabin):

Vincent Willas
Andrea Angulo
Clare Briggs
Allison Jones
Ilona Kreynis
Maxine Mitchell
John Beasley
Lisa Benjamin
Kimbal Binder
Jeb Carter
John Cebulski
Jonathan Erlich
Danyel Fitzgerald
George Garces
Regina Garrett
Rusty Hollis
Kyu Hur
Mark Johnson
Brent Kongabel
Joe Martinez
Cory Masters
Ted Miller
Chris Olsen
Ron Schankin
Todd Smart
Patrick Torney
Nathan Ware
Mike Wejrowski
Tony Zenner
Sophia Zuganelis
Carl Arroyo
Alberto Barrios
Patrick Crawford
Bob Eckl	Nevin Greenberg
Joseph Kristufek
Darren Parker
Ernesto Saucedo
Craig Wassel
Nick Keay
Jon Mathiesen
Martin Benavidez
Mike Gertin
Laurence Goldwin
Arthur Standard
Wing Yuen
James Shaw
Priscilla Huang
Keith Kouzmanoff
Mark Flynn
Jonathan VanDerMeer
Todd Short
Edward Jurinek
Rocio Costillo
Amy Ver Huel
Tom Grove
Nicole Heinrich
Jen Vignola
Jason Werner
Larry Carter
Joseph Ehmann
Jeffrey Floyd
Peter Nanos
Robert Sandri
Michael Flowers
Lorenzo Johnson
Paul Garklavs
Kristy Kornmann	Dan Galati Jeffrey Hassel Robert Phariss Michael Gertzberg David Hardin Dell Rico Jackson Vicki Taylor Max Balagatas Don Bob James Oberweis Sr. Ken Peters Robert McLennan Darren Guccione

SCHEDULE 3.5

Consents and Approvals

        Evidence satisfactory to Purchaser that the liens, encumbrances and security interests of each of (i) LaSalle Bank, N.A.; (ii) Deutsche Financial Services Corp.; (iii) IBM Credit Corp.; (iv) Mid America Bank; (v) Ingram Micro; and (vi) American National Bank and Trust evidenced by UCC Financing Statements filed in any and all jurisdictions, together with any security agreements and other documents and instruments related thereto, and all indebtedness, obligations and liabilities of any kind or nature whatsoever associated with such liens, encumbrances and security interests and such security agreements and other documents and instruments related thereto are terminated.

        Evidence satisfactory to Purchaser of the immediate payment in full of all indebtedness of the Company owed to (i) IBM Credit Corp.; (ii) Mid America Bank; and (iii) Ingram Micro.

        Evidence of the complete termination by each of 619 S. LaSalle, LLC and the Company of the Industrial Loft Lease commencing June 1, 2001 and ending June 30, 2008 by and between Tabin Corporation, as Lessee, and 619 S. LaSalle, LLC, as Lessor.

        Evidence satisfactory to Purchaser that any and all remaining payments with respect to any and all lease agreements, understandings or commitments pertaining to any of the Purchased Assets (including without limitation those listed on Schedule 3.11 hereto) have been made by Seller and that the purchase price therefor has been paid in full by Seller (other than with respect to any real property lease).

SCHEDULE 3.6

Subsidiaries

        The Company has made an investment of $21,150 in a partnership/joint venture known as WiTH. Purchaser shall not have any economic or legal rights, benefits, liabilities or obligations with respect to the foregoing terms, conditions or disclosures set forth on this Schedule 3.24.

        The Company has no corporate subsidiaries.

SCHEDULE 3.9

Certain Changes

        None

SCHEDULE 3.10

Liens

        The liens, encumbrances and security interests of each of (i) LaSalle Bank, N.A.; (ii) Deutsche Financial Services Corp.; (iii) IBM Credit Corp.; (iv) Mid America Bank; (v) Ingram Micro; and (vi) American National Bank and Trust evidenced by UCC Financing Statements filed in any and all jurisdictions, together with any security agreements and other documents and instruments related thereto, and all indebtedness, obligations and liabilities of any kind or nature whatsoever associated with such liens, encumbrances and security interests and such security agreements and other documents and instruments related thereto.

SCHEDULE 3.11

Leases

        Industrial Loft Lease commencing June 1, 2001 and ending June 30, 2008 by and between Tabin Corporation, as Lessee, and 619 S. LaSalle, LLC, as Lessor.

        [Additional disclosures of vehicle lease(s) and personal property leases to be provided by the Company prior to the Closing Date]

SCHEDULE 3.12

Intellectual Property

        Registered Service Mark "Tabin" (words, letters or in typed form), Serial No. 76/159846, filed with the United States Patent and Trademark Office on November 6, 2000.

        Registered Service Mark "Tabin the Answer for Business Technology" (words, letters or numbers and design), Series No. 76/1599843, filed with the United States Patent and Trademark Office on November 6, 2000.

SCHEDULE 3.14

Insurance

        First Penn Life Insurance Policies on Joshua Tabin ($1 million coverage) and Vincent Willas ($500,000 coverage).

        Kemper Insurance Policies with respect to: (i) commercial use van; (ii) commercial use Volkswagon Beetle; (iii) worker's compensation coverage; and (d) general liability coverage.

        CNA credit insurance

        Employee Benefit Plans set forth on Schedule 3.17.

SCHEDULE 3.15

Employment Contracts

        Employment Agreement dated January 1, 1998, by and between Vincent Willas and the Company.

SCHEDULE 3.17

Employee Benefit Plans

        Employment Agreement dated January 1, 1998, by and between Vincent Willas and the Company.

        MED125 Election Plan

        Blue Cross/Blue Shield Health and Vision Insurance Plan

        Humana Employee Dental Coverage Plan

        Unum Employee Life/ADD/STD Insurance Plan

        Phantom Stock Plan (see Schedule 3.2 above)

        Paid Vacation Policy (per Employee Handbook)

        Paid Personal Day/Sick Day Policy (per Employee Handbook)

        Career/Education Policy (per Employee Handbook)

        Star Award Policy (per Employee Handbook)

        Tabin Award Program—Tabinite of the Year (per Employee Handbook)

SCHEDULE 3.21

Permits, Licenses and Authorizations

        Business License (License No. 1226066) from the City of Chicago

        Certificate of Registration (Sales and Use Tax) from the Illinois Department of Revenue (No. 2796-3561)

SCHEDULE 3.24

Transactions with Affiliates

        The Company has a management fee and rent commission arrangement with 619 S. LaSalle LLC and is a party to an Industrial Loft Lease commencing June 1, 2001 and ending June 30, 2008 by and between Tabin Corporation, as Lessee, and 619 S. LaSalle, LLC, as Lessor. In addition, the Company has an arrangement with 619 S. LaSalle LLC pursuant to which the Company incurs the payroll expenses on behalf of 619 S. LaSalle LLC and is then reimbursed by 619 S. LaSalle LLC. 619 S. LaSalle LLC is limited liability company in which Joshua Tabin is a principal and owner.

        The Company purchases products and items on behalf and from Tabin Import, LLC. Tabin Import LLC is limited liability company in which Joshua Tabin is a principal and owner.

        Joshua Tabin has made to the Company and/or obtained personal loans from the Company from time to time totaling in the aggregate several hundred thousand dollars. The Company has made loans to certain officers/employees of the Company other than Joshua Tabin totaling approximately $60,000 as of December 31, 2001.

        Joshua Tabin has personally guaranteed the indebtedness of the Company to each of (i) LaSalle Bank, N.A.; (ii) Deutsche Financial Services Corp.; (iii) IBM Credit Corp.; (iv) Mid America Bank; (v) Ingram Micro; and (vi) American National Bank and Trust.

        Purchaser shall not have any economic or legal rights, benefits, liabilities or obligations with respect to the foregoing terms, conditions or disclosures set forth on this Schedule 3.24.

EXHIBIT A

Form of Closing Note and Parent Guarantee

[Attached]

EXHIBIT B

Form of Lease Agreement

[Attached]

EXHIBIT C

Form of Bill of Sale

[Attached]

EXHIBIT D

Form of Non-Competition and Non-Solicitation Agreement

[To Be Attached]

EXHIBIT E

Form of Waiver and Consent by Real Property Owner(s)

[To Be Attached]

QuickLinks

Exhibit 10.31
ASSET PURCHASE AGREEMENT
ARTICLE VII CONDITIONS TO THE COMPANY?S OBLIGATIONS
ARTICLE VIII CERTAIN TAX MATTERS AND POST-CLOSING COVENANTS
ARTICLE IX SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION
ARTICLE X TERMINATION
LIST OF SCHEDULES
SCHEDULE 1.1(g)
SCHEDULE 1.1(h)
SCHEDULE 1.4
SCHEDULE 2.2(v)
SCHEDULE 1.5
SCHEDULE 3.2
SCHEDULE 3.5
SCHEDULE 3.6
SCHEDULE 3.9
SCHEDULE 3.10
SCHEDULE 3.11
SCHEDULE 3.12
SCHEDULE 3.14
SCHEDULE 3.15
SCHEDULE 3.17
SCHEDULE 3.21
SCHEDULE 3.24
EXHIBIT A
EXHIBIT B
EXHIBIT C
EXHIBIT D
EXHIBIT E